Exhibit 10.1

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN OMITTED AS NOT MATERIAL AND

PRIVATE OR CONFIDENTAIL

Dated November 6th, 2024

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

entered into by and among,

on one side,

OSAKA PARTICIPAÇÕES SOCIETÁRIAS S.A.,

and, on the other side,

BLOOM GROUP HOLDINGS, B.V.,

and, as assenting parties,

BLOOM PARTICIPAÇÕES LTDA.,

and

OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.

Execution Version

i

Execution Version

	6.11	Post-Closing Obligations	29

7	Representations and Warranties		29

	7.1	Representations and warranties of the Seller	29

	7.2	Representations and warranties regarding the Target Entities	31

	7.3	Common provisions regarding the representations and warranties set forth in Sections 7.1 and 7.2	39

	7.4	Representations and warranties of the Buyer	40

8	Indemnification		42

	8.1	Indemnification by Seller	42

	8.2	Indemnification by Buyer	43

	8.3	Limitations	43

	8.4	Cooperation	45

	8.5	Indemnification Procedures for Third-Party Claims	46

	8.6	Indemnification Procedures for direct Claims	47

	8.7	Payment	48

	8.8	Right to Offset	49

9	Supervening Assets		50

	9.1	Supervening Assets	50

	9.2	Materialization of supervening assets; conduct of claims	50

	9.3	Cooperation	50

	9.4	Calculation of Supervening Assets	51

	9.5	Cost of collection; Losses	51

	9.6	Payment	51

10	Other covenants		52

	10.1	Non-Solicitation	52

	10.2	Confidentiality	52

	10.3	Post Closing Tax Benefits	54

11	Termination		54

	11.1	Termination events	54

	11.2	Effect of Termination	55

12	Miscellaneous		55

	12.1	Notices	55

	12.2	Fees and Expenses	56

	12.3	Entire Agreement	56

	12.4	Binding Effect; No Third-Party Beneficiaries	56

	12.5	Good faith; Nullity	56

	12.6	Assignment	57

	12.7	Severability	57

	12.8	Amendment; Waivers	57

	12.9	Equitable remedies	57

ii

Execution Version

12.10	Governing law	58

12.11	Dispute Resolution	58

12.12	Digital Signature	60

iii

Execution Version

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

This Quota Purchase Agreement and Other Covenants is entered into as of November 6th, 2024 (“Execution Date”), by and between:

(1)

OSAKA PARTICIPAÇÕES SOCIETÁRIAS S.A., a joint-stock company (sociedade por ações) duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 53.262367/0001-40, with its headquarters at 1,293, Alameda Santos, 4th floor, suite 42, Cerqueira Cesar, City and State of São Paulo, Postal 01419-904 (“Buyer”);

(2)

BLOOM GROUP HOLDINGS, B.V., a limited liability company organized under the laws of the Netherlands, enrolled with the CNPJ under the No. 18.962.020/0001-09, with registered office at 2202 N. West Shore Blvd. 5th Floor. Tampa, FL 33607 (“Seller” referred to jointly and severally with the Buyer as a “Party” and collectively as the “Parties”);

and as assenting parties:

(3)

BLOOM PARTICIPAÇÕES LTDA., a limited liability company duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under No. 18.598.507/0001-54, headquartered in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12,901, 4th floor, suite 401, Block C, Brooklin Paulista, Postal Code 04.578-000 (“Company”); and

(4)

OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A., a corporation duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 17.267.661/0001-73, with registered office in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12,901, 4th floor, Block C, Brooklin, Postal Code 04.578-000 (“OSRB” and together with the Company, the “Target Entities”).

R E C I T A L S:

WHEREAS:

(A)

The Seller is the beneficial and legal owner of seven hundred seventy-one million, two hundred and seventy-seven thousand, five hundred and eleven (771,277,511) quotas issued by the Company, representing one hundred percent (100%) of the capital stock of the Company on a fully diluted basis;

(B)

The Company is the beneficial and legal owner of five hundred sixty-three million, six hundred one thousand, four hundred sixty-seven (563,601,467) common shares, representing approximately ninety-eight point sixty eight percent (98.68%) of its total and outstanding share capital (as of September 30, 2024) and one hundred percent (100%) of its voting rights, on a fully diluted basis, with the remainder of the capital stock of OSRB being composed of non-voting preferred shares held by certain minority shareholders with whom the Company entered into a shareholders agreement;

(C)	OSRB operates full-service restaurants operating under the distinctive “Outback”, “Aussie Grill”, “Aussie Chicken and More”, and “Abbraccio” systems pursuant to the Current Franchise Agreements;

Execution Version

(D)

Seller wishes to sell shares representing sixty-seven percent (67%) of the capital stock of the Company on a fully diluted basis (the “Target Equity Interest”) to Buyer, and Buyer wishes to purchase the Target Equity Interest from Seller and, as a consequence, indirectly purchase the corresponding pro rata of the common shares issued by OSRB and owned by the Company as set forth in item (B) above, on the terms and for the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1	Rules of interpretation

1.1	Definitions of Certain Terms

Unless expressly indicated otherwise or if the context is incompatible with any meaning indicated herein, the words, expressions and abbreviations initiated with capital letters and not defined elsewhere in this Agreement shall have the meaning assigned to them below:

“Accounting Principles” means the accounting methods, practices, procedures and policies used in the preparation of the financial statements of the Target Entities, as consistently applied pursuant to footnote 2 of the Reference Financial Statements.

“Acquisition Debt” means [***].

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under Common control with such Person.

“Affiliate Transaction” means (i) all Contracts between the Seller or any of its Affiliates (other than a Target Entity), on the one hand, and a Target Entity, on the other hand and (ii) all Contracts between any Managing Person of the Seller or any of its Affiliates (other than a Target Entity), on the one hand, and any Target Entity, on the other hand.

“Agreement” means this Quota Purchase Agreement and Other Covenants, including the Schedules and Exhibits hereto, as may be amended from time to time.

“Amended and Restated Franchise Agreements” has the meaning given in Section 6.5.4.

“Ancillary Agreements” means, collectively, the Amended and Restated Franchise Agreements, the Shareholders Agreement, and any other document, instrument or Contract executed in connection with this Agreement.

“Anniversary” means each anniversary of the Closing Date.

“Anti-Corruption Laws” means any applicable Law preventing and combating corruption, money laundering or similar conduct or offense, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, any act enforced by the Office of Foreign Asset Control of the U.S. Department of Treasury, the Brazilian Anticorruption Law (Law No. 12,846/2013), any part of the Brazilian Penal Code (Decree-Law No. 2,848/1940) related to bribery, corruption, money laundering or similar conduct or offense, the Brazilian Public Procurement Law (Law No. 8,666/93), the Brazilian Law on the Crimes against the Tax Order (Law No. 8,137/90), the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (Decree No. 3,678/00), the Brazilian Administrative Misconduct Law (Law No. 8,429/92), and the Brazilian Law on Money Laundering (Law No. 12,683/2012), in each case, as amended from time to time.

Execution Version

“Appointed Expert” means PriceWaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG Auditores Independentes, Grant Thornton, and BDO Auditores Independentes, or any internationally recognized independent auditor chosen by consensus among the Parties, which shall not have been an auditor of either the Buyer or the Seller within the last twelve (12)-month period.

“Arbitral Tribunal” has the meaning given in Section 12.11.3.

“Arbitration Chamber” means the International Court of Arbitration of the International Chamber of Commerce.

“B3” means B3 S.A. – Brasil, Bolsa e Balcão.

“Basket” has the meaning given in Section 8.3.4.

“Benefit Plan” means any benefit plan as defined as such under any applicable Law and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, phantom-stock or other equity-based, performance or stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, consulting, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, Contract, program, arrangement, agreement, written policy and any trust, escrow or other Contract related thereto, for the benefit of any current or former employee or retiree, in each case, that provides or may provide benefits or compensation in respect of any current or former employee or director of any of the Target Entities or under which any current or former employee of the Target Entities is or may become eligible to participate or derive a benefit and that is or has been sponsored, maintained or established by any of the Target Entities, to which any of the Target Entities contribute or are or have been obligated or required to contribute. For the avoidance of doubt, the rights of the Managing Shareholders under the Managing Shareholders Agreement and Legacy Undertakings shall not be construed as or otherwise considered as Benefit Plans for the purposes of this Agreement.

“Bonus Shares” has the meaning given in Section 6.5.5.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Civil Code” means Brazilian Law No. 10,406, of January 10, 2002, as amended from time to time.

“Brazilian Corporations Law” means Brazilian Law No. 6,404 of December 15, 1976, as amended from time to time.

“Brazilian Code of Civil Procedure” means Brazilian Law No. 13,105, of March 16, 2015, as amended from time to time.

“Business” means the businesses of the Target Entities as currently conducted on the date hereof, comprising the operation of restaurants under the trademarks “Outback”, “Aussie Grill”, “Aussie Chicken & More” and “Abbraccio”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in São Paulo, State of São Paulo, Brazil or in Tampa, State of Florida, United States are authorized or required by Law to close.

Execution Version

“Buyer” has the meaning given in the preamble of this Agreement.

“Buyer Indemnitees” means the Buyer and its Affiliates.

“Buyer Representative” has the meaning given in Section 4.2.2.

“Cap” has the meaning given in Section 8.3.2.

“Cash” means all cash, cash equivalents (to the extent convertible to cash within ninety (90) days), bank deposits, deposits in transit and freely marketable funds on securities of or held by the Target Entities, as determined in accordance with the Accounting Principles, as such cash and cash equivalents may be reduced by outstanding checks and drafts or pending electronic debits.

“CDI” means one hundred percent (100%) of the variation of the daily average rates of one-day interbank deposits, over extra group, denominated “DI” rates, expressed as a percentage per year, based on two hundred and fifty-two (252) Business Days, calculated and disclosed by the CETIP S.A. – Mercados Organizados, on a daily basis calculated pro rata per day.

“CIDE Litigation” means [***].

“Claim” means any claim, suit, judgment, complaint, investigation, infraction, proceeding or audit, action or request for payment or that may become a payment made by and/or filed with, any Party, any Person and/or Governmental Authority, including, without limitation, any Third-Party Claim.

“Closing” means the consummation of the Transaction by the implementation of the actions listed in Sections 6.3 to 6.5.

“Closing Adjustment” has the meaning given in Section 3.2.1.

“Closing Date” means the date upon which the Closing occurs.

“Closing Installment” has the meaning given in Section 3.1.3(i).

“Closing Confirmation” has the meaning given in Section 6.1.1.

“CNPJ” means the National Register of Legal Entities of the Brazilian Ministry of Finance.

“Company” has the meaning given in the recitals to this Agreement.

“Company’s Knowledge” means the actual knowledge of the Seller or of the executive managers (administradores estatutários) of the Seller, the Company and/or OSRB, in each case after reasonable due inquiry.

“Compelled Party” has the meaning given in Section 10.2.3.

“Competing Transaction” shall mean: (i) any transaction related to the sale, transfer or disposition to any third party of any equity stake up to one hundred percent (100%) in the Target Entities and/or direct or indirect stake (represented by common shares) in OSRB or any successor entity, whether through a primary or secondary transaction, granting of any option, right of first refusal or similar rights, securities convertible into shares or joint ventures (other than the transfer of shares between the Target Entities and the Managing Shareholders); or (ii) any transaction that would otherwise conflict with the purpose and objectives of this Transaction.

“Conditions Precedent” has the meaning given in Section 5.3.

Execution Version

“Conditions Precedent to the benefit of the Buyer” has the meaning given in Section 5.2.

“Conditions Precedent to the benefit of the Seller” has the meaning given in Section 5.3.

“Confidential Arbitration Information”, has the meaning given in Section 12.11.4.

“Confidential Information” means the Transaction Confidential Information and Target Entities’ Confidential Information.

“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, concession, agreement, license, exemption or order of, registration, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any contract, agreement, arrangement, warranty, purchase order, note, mortgage, bond, indenture, loan, license, lease, sublease, commitment or other written instrument or understanding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, and effective use of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Current Franchise Agreements” means [***].

“Data Room” means the virtual data room managed by Seller with Datasite as the same existed at 6:00 p.m. (São Paulo time) on the date that is one Business Day prior to the date hereof (and, as applicable, the Closing Date).

“De Minimis Amount” means the amount equivalent to [***].

“Deferred Installment” has the meaning given in Section 3.1.3(ii).

“Derivative Securities” means any Contracts restricting the transfer of, or requiring the registration for sale of, any shares of capital stock or other equity interests in the Target Entities that apply to the Seller.

“Disclosure Schedule” means the Schedule delivered by Seller and the Company to Buyer containing certain disclosures and exceptions to the representations and warranties provided by Seller and the Company pursuant to this Agreement.

“Divided Claim” has the meaning given in Section 8.5.2.

“Enterprise Value” has the meaning given in Section 3.1.1(i).

“Entity” means a partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, foundation, unincorporated association, Brazilian investment fund, joint venture, Governmental Authority or other entity or organization.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment or human health and safety (to the extent related to exposure to hazardous or toxic materials), including Laws related to contamination or the use, generation, protection, handling, release, threatened release, control, transportation, storage, recycling, treatment, clean up or disposal of any substance, chemical, waste,

Execution Version

material, pollutant or contaminant that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, or constituents thereof, radon gas, microbiological contamination or related materials; (ii) requires remedial action pursuant to any Environmental Law; and/or (iii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder.

“Estimated Closing Statement” has the meaning given in Section 3.2.1(i).

“Execution Date” has the meaning defined in the preamble.

“Final Closing Statement” means (i) the applicable Proposed Closing Statement if no applicable Seller’s Objection has been delivered to the Buyer prior to the expiration of the applicable Review Period; or (ii) the applicable Proposed Closing Statement together with any modifications thereto agreed to in writing by the Buyer and the Seller and/or any determinations made by the Appointed Expert pursuant to Section 3.2.2(iii).

“Final Determination” has the meaning given in Section 8.7.2(ii).

“Final Purchase Price” means the Purchase Price set out in Section 3.1.1, as adjusted in accordance with Section 3.2.

“FIP” means the Vinci Capital Partners IV B Multi-Strategy Private Equity Fund Limited Liability, enrolled in the CNPJ under No. 57.093.172/0001-74, managed by Vinci.

“Fundamental Representations” means, jointly, the Fundamental Representations of the Buyer, Fundamental Representations of the Company and Fundamental Representations of the Seller.

“Fundamental Representations of the Buyer” means the representations and warranties set out in Sections 7.4.1 (Organization), 7.4.2 (Authorization), 7.4.3 (Execution; validity of the Agreement), 7.4.6 (Funds) and 7.4.8 (Anti-Corruption Laws).

“Fundamental Representations of the Company” means the representations and warranties set out in Sections 7.2.1 (Organization), 7.2.2 (Authorization), 7.2.3 (Execution; validity of the Agreement), 7.2.4 (Subsidiaries), 7.2.5 (Capitalization), 7.2.6 items (i) and (ii) (Consents and Approvals), 7.2.8 (Affiliate Transactions), 7.2.20 (Solvency) 7.2.21 (Absence of certain practices) and 7.2.23 (Brokers or Finders).

“Fundamental Representations of the Seller” means the representations and warranties set out in Sections 7.1.1 (Organization), 7.1.2 (Authorization), 7.1.3 (Execution; validity of the Agreement), 7.1.4 (Company Equity Interests), 7.1.7 (Brokers or Finders) and 7.1.8 (Anti-Corruption Laws).

“Governmental Authority” means any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to any government, including any government authority, agency, department, board, commission or instrumentality of Brazil or any other country under which the Parties are incorporated, as well as any political subdivision of any thereof and any court, tribunal or arbitration panel or any self-regulatory organization.

“Governmental Authorization” means any Consent of, with or to any Governmental Authority.

“ICP-Brasil” means the Infraestrutura de Chaves Públicas Brasileira.

Execution Version

“Indebtedness” means [***].

“Indemnified Party” means a Party entitled to indemnification under Article 8.

“Indemnifying Party” means a Party required to provide indemnification under Article 8.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) patents and patent applications; (ii) trademarks, service marks, trade names, trade dress, logos and domain names, together with the goodwill associated therewith; (iii) copyrights, including copyrights in computer software, works of authorship and mask works; (iv) confidential and proprietary information, including trade secrets and know-how; (v) software and technology; and (vi) registrations, renewals and applications for registration of the foregoing.

“Interim Period” means the period as of the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms.

“IPCA” means [***].

“IT Systems” means all computer programs (software), networks, data storage solutions, and related technology infrastructure, which are implemented to support and enable the processing and storage of electronic data.

“Landlord Fees” means [***].

“Law” means any federal, state, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule (including accounting rules), regulation, Order, code, governmental restriction or other legally binding requirement.

“Leased Real Property” means the real property leased by the Target Entities.

“Legacy Undertakings” means [***].

“Liabilities” means any and all debts, losses, liabilities, Litigation, Taxes, fines, costs, royalties, deficiencies or obligations of any nature, whether known or unknown, absolute, accrued, off-balance sheet, contingent or otherwise and whether due or to become due, and any out-of-pocket costs and expenses (including attorneys’, accountants’ or other fees and expenses).

“Lien” means any mortgage, pledge, hypothecation, assignment, right of others, claim, charge, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, option, lien, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing or any restriction on sale, transfer, assignment, disposition or other alienation, proxy, voting trust or agreement (including any right of first refusal or first offer), or other security interest of any kind having similar effect or any restriction or documentation of the foregoing.

“Litigation” means any action, allegation, demand, suit, hearing, litigation, dispute, proceeding, arbitration, investigation or audit, whether civil, criminal, administrative, regulatory, judicial, investigative or otherwise, whether formal or informal, whether public or private.

“Losses” means any and all losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees, court deposits and court guarantees (to the extent borne by the Indemnified Party), provided that (except to the extent payable to a third party in connection with a Third-Party Claim) in no event shall any Person be entitled to recover

Execution Version

or make a claim for any amounts in respect of consequential, indirect or punitive damages (and, in particular, no loss of future income, revenue, or profits, business interruption, loss of business reputation or opportunity, diminution in value, “multiple of profits,” “multiple of cash flow” or similar valuation methodology shall be used or taken into account in calculating the amount of any Losses), in each case, regardless of whether or not the possibility of such damages has been disclosed to the other party in advance, in written. For the avoidance of doubt, the penalty set out in Section 6.9 shall not be considered a Loss but a specific penalty for the failure to consummate the Closing.

“Managing Person” means, as applicable, the board of directors and executive officers for any Entity.

“Managing Shareholders” means OSRB’s minority shareholders, holders of non-voting preferred shares issued by OSRB, including (i) executives that are beneficiaries of long-term incentive plans based on stock; and (ii) “Restaurant MPs”, i.e., the individuals responsible for the management, coordination, operation and functioning of the OSRB branches who are parties to the Managing Shareholders Agreements.

“Managing Shareholders Agreements” means the shareholders agreements of OSRB listed in Exhibit 1.1(B), executed among the Company and the Managing Shareholders.

“Material Adverse Effect” means any change, effect, event, fact, variation, circumstance or development that has caused:

•	Any of the Target Entities to incur (or potentially incur based on the good faith opinion of the external legal advisors of the Target Entities that are defending such potential Loss, [***];

•

An interruption on the Business or operation of the Company affecting more than [***] of the restaurants operated by OSRB that persists for more than [***], it being understood that if such interruption affecting more than [***] of the restaurants has started, the Buyer will not be obliged to proceed to Closing while such interruption is ongoing;

•	Any Order preventing Seller to perform its obligations hereunder that has been issued but not reversed (or which reversal is not legally feasible) up to one (1) Business Day before the Outside Date;

provided, however, that Material Adverse Effect for purposes of the preceding clause shall not include any Effect arising out of or related to: (a) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (b) a change in Law (including any interpretation thereof) or accounting standards, principles or interpretations by the corresponding Governmental Authority thereof applicable to the Target Entities; (c) changes generally applicable to financial, economic, political or similar conditions in Brazil or the United States or any other country; (d) changes or conditions generally applicable in the industries in which the Target Entities operate; (e) any failure by the Target Entities to meet internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself; (f) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (g) any government shutdowns, (h) supply chain disruptions, labor shortages or freight shortages; and (i) earthquakes, hurricanes or other natural disasters; and/or (j) any item or matter disclosed in this Agreement, including in the Disclosure Schedules.

Execution Version

“Material Contracts” means any agreement that fulfils one or more of the following criteria: [***].

“Minimum Working Capital” means [***].

“Mutual Condition Precedent” has the meaning given in Section 5.1.

“Negotiation Period” has the meaning given in Section 3.2.2(iii).

“Net Indebtedness” means the amount of Indebtedness of the Target Entities minus Cash.

“Notice” means any notice or other communication in connection with this Agreement.

“Notice of Third-Party Claim” has the meaning given in Section 8.5.

“Order” means any judgment, order, administrative order, writ, directive, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect, issued by any Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” shall be construed to mean consistent in nature, scope and magnitude with past practices and taken in the ordinary course of normal day-to-day operations and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of normal day-to-day operations of Persons engaged in the Business.

“OSRB” has the meaning given in the preamble of this Agreement.

“Outside Date” has the meaning given in Section 11.1(iii).

“Parties” has the meaning given in the preamble of this Agreement.

“Permitted Distributions” means any distributions: (i) that are settled in full via cash or capitalization of profits into the Target Entities’ corporate stock, in both cases, prior to the Closing Date or otherwise accounted for as Indebtedness; (ii) [***].

“Permitted Liens” means: [***].

“PERSE Litigation” means [***].

“PERSE Benefits” means [***].

“Person” means any natural person, firm, limited liability company, general or limited partnership, fund, unincorporated organization, association, corporation, company, joint venture, trust, Governmental Authority or other entity.

“Post-Closing Adjustment” has the meaning given in Section 3.2.2.

“Proposed Closing Statement” has the meaning given in Section 3.2.2(i).

“Purchase Price” has the meaning given in Section 3.1.

“Purchase Price Adjustment” has the meaning given in Section 3.2.2.

“Reais” or “R$” means the lawful currency of Brazil.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reference Financial Statements” means (i) the audited financial statement for the fiscal year ending on December 31, 2023, for OSRB, (ii) the unaudited financial balance sheet and P&L statements for the fiscal year ending on December 31, 2023, for the Company; and (iii) the balance sheets and P&L statements with respect to July 31, 2024, for the Company and unaudited financial statements with respect to July 31, 2024, for OSRB.

Execution Version

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial advisors, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents.

“Review Period” has the meaning given in Section 3.2.2(ii).

“Rules of Arbitration” means the Rules of Arbitration of the Arbitration Chambers then in effect.

“Seller” has the meaning given in the preamble of this Agreement.

“Seller Indemnitees” means the Seller and its Affiliates.

“Seller’s Objection” has the meaning given in Section 3.2.2(ii)(b).

“Shareholders Agreement” has the meaning given in Section 6.5.2.

“Subsidiary” means, with respect to any Person, any other Person in which such Person: (i) owns or Controls, directly or indirectly, shares or capital stock or other equity interests representing at least twenty percent (20%) of the outstanding stock or other equity interests; (ii) has the right to elect or remove a majority of the board of directors or other persons performing similar functions; or (iii) otherwise has the power, directly or indirectly, to direct or cause the direction of management or policies.

“Supervening Assets” means, collectively or individually:

•	any PERSE Benefits that have a date of originating fact (fato gerador) prior to the Closing Date;

•	any deposits made by the Target Entities prior to the Closing Date as collateral to the PERSE Litigation that have a date of originating fact (fato gerador) prior to the Closing Date;

•	any deposits made by the Target Entities prior to the Closing Date as collateral to the CIDE Litigation;

•	any deductibility benefits arising from an eventual adverse decision on the CIDE Litigation;

•

deposits for Claims (including judicial and administrative proceedings) made before the Closing Date that are reverted to the Target Entities after the Closing Date (to the extent not directed to satisfy an adverse award at the Third-Party Claim to which such deposit relates); and

•

any benefits for Tax Claims (teses tributárias) made for Tax Refunds or recognition of a Tax credit - in any of the foregoing cases limited to the benefits that have a date of originating fact (fato gerador) prior to the Closing Date, subject to Section 9.2, but excluding any Tax deductibility of non-operating losses pertaining to the pre Closing period.

“Survival Date” has the meaning given in Section 8.3.5(i).

“Target Entities” has the meaning given in the preamble of this Agreement.

Execution Version

“Target Entities’ Confidential Information” means all and any information made available, provided or transmitted by or on behalf of a Party the Target Entities and or Representatives thereof, whether before or after the date of this Agreement, in any form, written or verbal, tangible or intangible, related to the Target Entities and all and any non-public documents and information pertaining to the Target Entities, its Intellectual Property and its Business regardless of the fact such information was available to the respective Party before the execution of this Agreement, its form (including hard copy, electronic or physical means including the data, reports, previews, graphics, customers and list of customers), all the papers, methods, methodology of work, data collection and processing tools, routines and proceedings, modelling strategies, processes, technologies and market secrets, commercial and administrative practices, corporate plans, financials, new business opportunities, accounting methods, management methods, numbers, pricing and costs structures, advertising and marketing techniques, and personal information or employees’ information.

“Target Equity Interest” has the meaning given in the recitals of this Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign income or gross receipts tax, value added, sales and use tax, customs duty, social security contributions (payable to any Governmental or Taxing Authority or any other Entity) and any other tax, charge, fee, levy or other assessment, in each case, in the nature of a tax, including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, profit, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any Taxing Authority.

“Tax Refunds” means any Tax refunds or credits (plus any interest and penalties with respect thereto) that are received or utilized by the Target Entities which are attributable to Taxes paid (and including judicial deposits made prior to the Closing Date) by the Target Entities with respect to any taxable period (or portion thereof) that ends on or before the Closing Date.

“Tax Return” means any return, report, declaration, form, information return or other document required to be filed with any Taxing Authority with respect to Taxes, including any amendments thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third-Party Claim” means Litigation asserted by a third party or Governmental Authority (including any claim made by a Taxing Authority).

“Transaction” means the sale by the Seller of the Target Equity Interest to the Buyer and all the transactions provided for or contemplated by this Agreement and any Ancillary Agreement.

“Transaction Confidential Information” means: (i) the existence of this Agreement and the Ancillary Agreements, their terms and conditions; and (ii) all and any information made available, provided or transmitted by or on behalf of a Party the Target Entities and or Representatives thereof, whether before or after the date of this Agreement, in any form, written, tangible or intangible, related to the Transaction or to this Agreement and/or to any Ancillary Agreement.

Execution Version

“Transaction Expenses” means, to the extent incurred prior to, on or as a result of Closing and not paid prior to the Closing, without duplication: (i) all fees and expenses incurred by a Target Entity in connection with the preparation, negotiation, execution and delivery of the this Agreement or the consummation of the transactions contemplated thereby, or in connection with or in anticipation of any alternative transactions considered with respect to the Target Entities or any related bidding or auction process, and payable or reimbursable by the Target Entities, including out-of-pocket fees, expenses and costs payable or reimbursable by the Target Entities to financial advisors, consultants, accountants, legal advisors or other advisors; (ii) any change-in-control payments, compensatory, sale, transaction bonus, retention or similar payments or severance that is or becomes payable to any employee, independent contractor, officer or director of the Target Entities solely as a result of the transactions contemplated by this Agreement pursuant to a plan or agreement sponsored, maintained or contributed to by Seller or any of its Affiliates prior to Closing (including the employer portion of any payroll Taxes payable or social security Liabilities in connection with such payments); (iii) subject to compliance with Section 4.1, change of control or Consent fees or expenses that are triggered as a result of the consummation of the Closing of the transactions contemplated by this Agreement; provided, however that Transaction Expenses shall not include: (a) any Indebtedness, except for Indebtedness that have been effectively and irreversibly accelerated as a result of early termination provisions triggered by the Change of Control which will be caused as a result of the Closing; or (b) any amounts included in the calculation of Working Capital; or (c) any of the foregoing expenses, fees, or charges that are charged exclusively against the Seller directly or any of its Affiliates that are not demanded from or collected against the Target Entities; (d) the Landlord Fees and Legacy Undertakings shall not be treated as a Transaction Expense as they will be subject to the specific treatment set out in Sections 4.1 and 6.11.3.

“United States” or “U.S.” means the United States of America.

“Working Capital” means, without duplication with the determination of Indebtedness, (i) the current assets of the Target Entities, but excluding Cash, minus (ii) the current Liabilities of the Target Entities that have not been included as Indebtedness. For the avoidance doubt, the determination of the Working Capital shall exclude (a) any accounts related to deferred non-operational revenues; and (b) accruals for success fees in connection with Supervening Assets, to the extent (a) and/or (b) are accounted as the Target Entities’ current assets or liabilities.

For illustrative purposes, Exhibit 1.1(C) sets forth the specific accounts of the Target Entities’ financial statements which will be considered in the determination of the Working Capital.

“Vinci” means Vinci Capital Gestora de Recursos Ltda., a limited liability company (sociedade empresária limitada) enrolled with the CNPJ under No. 11.079.478/0001-75, with its registered office at Avenida Bartolomeu Mitre, 336, sala 701, Leblon, Rio de Janeiro/RJ, Postal Code 22.431-002.

1.2	Construction and application of defined terms

The meaning assigned to each term defined in Section 1.1 shall be equally applicable to all grammatical variations thereof.

Execution Version

1.3	Headings; Table of Contents

Headings and table of contents are inserted for convenience and reference purposes only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

1.4	References and construction

For purposes of this Agreement, unless the context otherwise requires:

(i)

the words “include,” “includes” and “including” and similar expressions shall be construed as illustrative only and without limitation. Therefore, any such expressions shall be deemed to be followed by the words “without limitation” or “by way of example only;”

(ii)	the word “or” is not exclusive;

(iii)	the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(iv)	an accounting term not otherwise defined has the meaning assigned to it in accordance with the Accounting Principles;

(v)	references to Preamble, Articles, Sections, Schedules and Exhibits, if applicable, refer to the Preamble, Articles, Sections, Schedules and Exhibits to this Agreement;

(vi)	references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time;

(vii)

references to any agreement, Law or to any provision of any agreement or Law shall include any amendment thereto, and any modification or re-enactment thereof, any Law substituted therefor, and all rules and regulations issued thereunder or pursuant thereto;

(viii)	the word “Person” includes individuals, firms, companies, their successors, Permitted Transferees and vice-versa;

(ix)	references to a Party include such Party’s permitted successor in accordance with this Agreement; and

(x)

the information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for the benefit Parties and limited to purposes of this Agreement; no information contained herein or therein will be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

1.5	Information

References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.6	Periods

References to any period will be deemed references to the number of calendar days in such period (unless Business Days are specified); provided that unless otherwise expressly stated herein, all terms or periods set forth in this Agreement will be counted by excluding the date of the event that caused the commencement of such term or period and including the last day of such period, as set forth in Article 132 of the Brazilian Civil Code.

Execution Version

All periods provided for in this Agreement ending on Saturdays, Sundays or holidays in the City of São Paulo, State of São Paulo, Brazil or the City of Tampa, Florida, United States of America, shall be automatically extended to the first subsequent Business Day.

1.7	Currency

Any amount of currency that is calculated in accordance herewith or for purposes hereof that is expressed in Brazilian Reais but required to be paid in U.S. Dollars will be converted into U.S. Dollars on the average of the closing PTAX “sell” rate issued by the Central Bank of Brazil determined on the day in which the foreign transaction is to be made under this Agreement, pursuant to the releases made by the Brazilian Central Bank on its official website, available on the following link:

https://www.bcb.gov.br/estabilidadefinanceira/historicocotacoes.

1.8	Execution

This Agreement shall be deemed executed as of the Execution Date, even if the collection of signatures is concluded on a different date. As such, any refences to “date of this Agreement”, ‘date hereof”, “execution date” and similar expressions shall be construed as references to the Execution Date only.

1.9	Drafting

The Parties have jointly drafted this Agreement with the assistance of their respective advisors. Pursuant to Articles 113, § 2º and 421-A, inc. I of the Brazilian Civil Code, the Parties expressly reject the application of Article 113, § 1º, IV of the Brazilian Civil Code, so that this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument (or causing any instrument to be drafted) in the event of a Dispute on the intent of the Parties or ambiguity in the interpretation of the terms hereof.

2	Sale and purchase of quotas

On the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained herein, and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing (as defined below) the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Target Equity Interest, free and clear of all Liens, on a fully diluted basis.

3	Purchase Price

3.1	Purchase Price

3.1.1

Calculation of the Purchase Price. The aggregate cash consideration for the purchase and sale of the Target Equity Interest and undertaking of the covenants and adjustments set out in Section 3.2 (“Purchase Price”) below shall be calculated as follows:

(i)

the “Enterprise Value” of the Target Entities of two billion, fifty-seven million Reais (R$ 2,057,000,000.00) multiplied by sixty-seven percent (67%), which equals one billion, three hundred and seventy-eight million, one hundred and ninety hundred thousand Brazilian Reais (R$ 1,378,190,000.00);

Execution Version

(ii)	minus the effective Net Indebtedness of the Target Entities as of the Closing Date multiplied by sixty-seven percent (67%);

(iii)	plus the excess or minus the shortfall (as the case may be) between the actual Working Capital as of the Closing Date and the Minimum Working Capital, multiplied by sixty-seven percent (67%);

(iv)	minus the Transaction Expenses;

(v)	plus the Buyer’s Share of the Landlord Fees.

3.1.2

Reference calculation. For illustrative purposes only, Exhibit 3.1.2 contains a mock calculation of the Purchase Price as of September 30, 2024, which methodology shall be used as reference in the calculation of the Purchase Price Adjustments.

3.1.3	Payment. Buyer shall pay the Purchase Price in USD, free and clear of banking fees by wire transfers as follows:

(i)

Closing installment. An initial installment in the amount equal to fifty-two percent (52%) of the Purchase Price, as adjusted by the Closing Adjustment; shall be paid on the Closing Date against the Transfer of the Target Equity Interest (“Closing Installment”).

(ii)

Deferred Installment. A Deferred Installment in the amount equal to forty-eight percent (48%) of the Purchase Price, as adjusted by the variation of the CDI rate between the Closing Date and the payment date, shall be paid on the first (1st) anniversary of the Closing Date (“Deferred Installment”).

(iii)

If Seller confirms the fulfillment of the Conditions Precedent (without disagreement from Buyer pursuant to this Agreement) but the consummation of the Closing is delayed pursuant to Section 6.2, then the Closing Installment and the Deferred Installment shall be adjusted by the variation of the CDI rate between the Closing Date would have been consummated if the postponement did not occur and the payment date

3.1.4	Delivery of the Purchase Price. The Purchase Price shall be delivered to the Seller in USD to [***].

3.1.5

Taxes. The Taxes levied on the Purchase Price shall be paid by the Party defined as responsible for such payment under the applicable law. Notwithstanding the foregoing, Buyer shall be entitled to withhold from the Purchase Price the Brazilian income Tax levied on the capital gain accrued on the payment of the Purchase Price to the Seller (if any), based on the calculation of such Tax prepared by the Seller, and pay such Tax to the appropriate Taxing Authority up to the last business day of the month following that when the Target Equity Interest are transferred to the Buyer.

(i)

Calculation by Seller. The Seller shall provide the Buyer with the calculation of the exact income Tax amount together with any information and documentation reasonably requested by the Buyer to confirm the income Tax calculation at least five (5) Business Days prior to Closing.

(ii)

Treatment of Taxes. To the extent any amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to Seller.

(iii)	[***].

Execution Version

(iv)

Indemnification. Provided that the Buyer has paid the Taxes under this Section in accordance with Seller’s instructions, Buyer shall have no liability whatsoever with respect to these Taxes and the Seller shall indemnify and hold the Buyer (and Buyer Indemnitees) harmless from any Losses arising from or relating to such Taxes or their payment pursuant to Section 8.1(iv).

3.2	Purchase price adjustments

3.2.1

Closing Adjustment. The Purchase Price shall be subject to a preliminary adjustment at the Closing Date to reflect the updated calculation of the Purchase Price based on the estimated amounts of Net Indebtedness, Working Capital and Transaction Expenses as of the Closing Date (“Closing Adjustment”).

(i)

Estimated Statement. Not later than [***] prior to the Closing Date, the Seller shall deliver, or cause to be delivered, to the Buyer, a statement (the “Estimated Closing Statement”) setting forth the Seller´s estimated calculation of (a) the Working Capital, Net Indebtedness and Transaction Expenses as of the Closing Date; (b) the amount of the Closing Adjustment, calculated by incorporating each of the foregoing components into the calculation of the Purchase Price set out in Section 3.1.1; and (c) the amount of the Closing Installment, calculated to reflect the Closing Adjustment.

(a)

The Estimated Closing Statement shall be prepared and calculated by the Seller, in good faith in accordance with Accounting Principles, consistently applied, and in accordance with the sample Estimated Closing Statement attached hereto as Exhibit 3.1.2.

(b)	The Estimated Closing Statement shall include such schedules and data with respect to the determinations set forth therein as may be reasonably necessary to support the calculations set forth therein.

(ii)

Review of the Estimated Closing Statement. Seller shall afford the Buyer the opportunity to review the Estimated Closing Statement and shall consider in good faith and shall reflect in any reasonable comments made by the Buyer.

(a)	The Parties shall have until [***] prior to the Closing Date to review and validate the Estimated Closing Statement.

(b)

If the Parties do not reach a consensus regarding the adjustments to the Estimated Closing Statement, the Closing Adjustment shall be implemented based on the amounts originally provided in the Estimated Closing Statement.

(iii)

Formalization of the Closing Adjustment. The Parties shall calculate the Closing Adjustment by incorporating each of the components thereof into the calculation of the Purchase Price set out in Section 3.1. For the avoidance of doubt, the Parties’ failure to agree with any comments to the Estimated Closing Statement, in and of itself, shall not give any Party the right to terminate this Agreement or excuse itself from implementing the Closing.

(iv)	Settlement. The Closing Adjustment shall settle at Closing by having the relevant amount added or subtracted from the Closing Installment, as provided for in Section 3.1.3.

Execution Version

3.2.2

Post-Closing Adjustment. Given that the determination of the Closing Adjustment will be based on preliminary estimates, the Parties shall review and adjust the Purchase Price (“Post-Closing Adjustment”, referred to jointly with the Closing Adjustment as the “Purchase Price Adjustment”) to reflect any differences between (x) the Net Indebtedness considered for the Closing Adjustment and the Net Indebtedness as of the Closing Date; and (y) the amount of the Working Capital considered for the Closing Adjustment and the Working Capital as of the Closing Date; as well as (z) the reduction of the Closing Installment by the amount of Transaction Expenses which were not paid by the Target Entities up to the Closing Date.

(i)

Proposed Closing Statement. Within [***] following the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller, a notice substantially in the form enclosed hereto as Exhibit 3.2.2(i) (the “Proposed Closing Statement”) setting forth the amount of the Target Entities’ Working Capital, Net Indebtedness and Transaction Expenses as of the Closing Date.

(a)

The Proposed Closing Statement shall be prepared and calculated by the Buyer in good faith in accordance with Accounting Principles, consistently applied, and in accordance with the sample Estimated Closing Statements attached hereto as Exhibit 3.2.

(b)

The Proposed Closing Statement shall include such schedules and data (including such schedules and data reasonably requested by the Seller) with respect to the determinations set forth therein as may be reasonably necessary to support the calculations set forth therein.

(ii)

Review by Seller. The Seller shall, within [***] after the delivery by the Buyer of the Proposed Closing Statement (a “Review Period”), complete the review of the Proposed Closing Statement. The Review Period may be extended for an additional [***] period upon delivery, by and at the discretion of the Seller, of a notice to the Buyer.

(a)

During the Review Period, to the extent reasonably requested by the Seller and subject to the execution by the Seller of a customary access letter, the Buyer shall provide the Seller with reasonable access to its advisors’ and its own work documents and to the books and records of the applicable Target Entity used by the Buyer in preparing the Proposed Closing Statement.

(b)

The Proposed Closing Statement shall be binding and conclusive upon, and deemed accepted by, the Seller, unless the Seller notifies the Buyer in writing, within the applicable Review Period, of any good faith objection thereto (a “Seller’s Objection”).

(iii)

Negotiation Period; Disputes. If the Buyer and the Seller are unable to resolve all of their disputes with respect to a Proposed Closing Statement within [***] following the Buyer’s receipt of the applicable Seller’s Objection (a “Negotiation Period”), they shall refer their remaining differences to the Appointed Expert to resolve such dispute. The Buyer and the Seller intend that this Section 3.2.2(iii) be treated as an agreement to arbitrate resolution of a Seller’s Objection, but the Appointed Expert shall resolve any such disagreements acting as expert and not as arbitrator by applying the Accounting Principles rather than by making an equitable decision, and its

Execution Version

decision shall be final and binding on the Parties upon delivery of the written determination set forth in Section 3.2.2(iii)(e). The procedure and schedule under which any dispute shall be submitted to the Appointed Expert shall be as follows:

(a)

The Buyer and the Seller shall execute and deliver any reasonable engagement letter required by the Appointed Expert; provided that if the Buyer or the Seller fails to execute and deliver any such engagement letter within [***] from the Appointed Expert’s request thereof, the non-failing Party shall be entitled to engage the Appointed Expert without the failing Party’s execution and delivery of any such engagement letter; provided further that any expenses relating to the engagement of the Appointed Expert shall continue to be allocated between the Parties pursuant to Section 3.2.3(iii).

(b)

Within [***] after the end of the Negotiation Period, the Buyer and the Seller each shall deliver to the other and to the Appointed Expert its position on each unresolved element of the Seller’s Objection in writing, supported by any documents upon which it relies.

(c)	The Parties shall provide the Appointed Expert with reasonable access to such working papers and other documents and information, and to such personnel, as the Appointed Expert may request.

(d)

The Appointed Expert shall: (I) be directed to resolve only those issues in dispute and render its determination based solely on the written submissions of the Buyer and the Seller and not on the Appointed Expert’s independent review; (II) not determine the value of any item to be outside of the range defined by the applicable Proposed Closing Statement and the applicable Seller’s Objection. No discovery shall be permitted, and no hearing shall be held. Neither the Buyer nor the Seller may disclose to the Appointed Expert, and the Appointed Expert may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either the Buyer or the Seller unless otherwise agreed by the Parties.

(e)

No Party shall (directly or indirectly, including by means of Representatives or other interposed Persons) engage in ex parte communications with the Appointed Expert in connection herewith. For the sake of clarity, any Party, as applicable, will be authorized to unilaterally engage the Appointed Expert upon the other Party’s inertia, failure to cooperate or otherwise comply with the proceedings set out in this Section. Any such engagement (or subsequent ex parte contacts with the Appointed Expert) shall not be deemed a breach of this Agreement or shall not be construed as a conflict of interest or otherwise prejudice the neutrality of the Appointed Expert.

(f)

The Appointed Expert shall deliver its written determination to the Buyer and the Seller no later than [***] after the remaining differences underlying the applicable Seller’s Objection are referred to the Appointed Expert, or such longer period of time as the Appointed Expert determines is necessary.

Execution Version

(g)

The Appointed Expert’s resolution of the disputed items submitted to it shall become final and binding on the Parties on the date the Appointed Expert delivers its final resolution in writing to the Buyer and Seller, and such resolution by the Appointed Expert shall not be subject to court review or otherwise appealable, absent manifest error or manifest failure by the Appointed Expert to adhere to the requirements of this Agreement.

(h)	The fees and expenses of the Appointed Expert shall be paid by the Parties according to Section 3.2.3(iii) below.

(iv)	Settlement of the Post-Closing Adjustment. The Post-Closing Adjustment shall be settled as follows:

(a)

in case of a Post-Closing Adjustment in favor of Buyer, the amount, adjusted by CDI as from the Closing Date, shall be (I) deducted from (and up to the limit) of the Deferred Installment; (II) if the Deferred Installment is not sufficient, the deficit shall be paid directly by the Seller to the Buyer, within ten (10) Business Days as of the final determination of the Post-Closing Adjustment, in the banking account to be informed by the Buyer in writing at least five (5) Business Days in advance to the payment date;

(b)	in case of a Post-Closing Adjustment in favor of the Seller, the amount, adjusted by CDI as from the Closing Date, shall be added to the Deferred Installment.

3.2.3	Common provisions to the Closing Adjustment and Post-Closing Adjustment.

(i)

No changes to the Accounting Principles. For avoidance of doubt the Purchase Price Adjustments shall be determined and calculated pursuant to the Accounting Principles, so that it is not intended to permit the introduction of accounting principles and methodologies different from the Accounting Principles.

(ii)	[***].

(iii)

Costs. Each Party shall bear the fees of its Representatives incurred in connection with the determination and review of the Purchase Price Adjustment. Any expenses relating to the engagement of the Appointed Expert with respect to a Proposed Closing Statement shall be allocated between the Buyer and the Seller, with the Seller’s share of such costs be in the same proportion that: (a) the aggregate amount of the unresolved items in the applicable Seller’s Objection submitted to the Appointed Expert that are resolved in favor of the Buyer bears to (b) the total amount of all unresolved items in the applicable Seller’s Objection submitted to the Appointed Expert.

(iv)

Exclusive Remedy. The process set forth in this Section 3.2.2 shall be the sole and exclusive remedy of the Parties and their respective Affiliates for any disputes related to the Purchase Price Adjustments. After the final

Execution Version

determination and settlement of the Post-Closing Adjustment, none of the Parties shall have any right to make any claim based upon the preparation of the Final Closing Statement or the calculation of Working Capital, Net Indebtedness or Transaction Expenses so that it shall not be subject to court review or otherwise appealable (absent actual and intentional fraud, manifest error).

3.3	Adjustment for payments

All amounts paid pursuant to this Agreement by one Party to another Party (other than interest payments but including the indemnification under Article 8) shall be treated by the Parties as an adjustment to the Purchase Price, to the extent permitted by Law.

4	Pre-Closing Covenants

4.1	Cost for obtaining third party Consents

The Parties shall cooperate with each other and endeavor commercially reasonable efforts to eliminate or reduce the amount of any change of control or Consent fees or expenses that are or become payable by the Target Entities a result of the Transaction, such as those set forth in the instruments governing the Target Entities´ financial Indebtedness and Landlord Fees. Notwithstanding the generality of the foregoing, the cooperation hereunder shall include the duty to participate in meetings within business hours, provide information and documents as may be reasonably requested by the relevant third party.

Each of the Buyer and Sellers shall bear [***] the Landlord Fees (each referred as the “Buyer’s Share of the Landlord Fees” and the “Seller’s Share of the Landlord Fees”), provided, however, that the Buyer’s Share of the Landlord Fees will be capped at [***]. To the extent the Target Entities incur in additional Landlord Fees after the settlement of the adjustments to the Purchase Price set out in this Agreement, any such amounts (as adjusted by variation of the CDI rate as of its date the Landlord fees were incurred) shall be added to or subtracted from the Deferred Installment so that, after the Deferred Installment is paid, Buyer shall have borne [***] of the Landlord Fees subject to a maximum cap of [***] and Seller shall have borne the remaining amount of the Landlord Fees.

4.2	Interim operation of the Target Entities

Except as set forth on Exhibit 4.2, as expressly required by this Agreement or by any of the Ancillary Agreements, or otherwise as may be consented to in writing by the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), the Seller shall cause the Target Entities to conduct the Business in the Ordinary Course during the Interim Period.

4.2.1

Specific restrictions. Except as set forth in Exhibit 4.2, during the Interim Period, without the prior written consent of the Buyer (which shall not be unreasonably conditioned, withheld or delayed), the Seller will cause the Target Entities not to:

(a)

Except for Permitted Distributions, declare or pay any dividend or distribution of profits or assets, or make any payments in lieu of any dividend or distribution, or approve any issue, repurchase, payment, redemption or other return of share or loan capital declared, paid or made, or authorized or agreed to be paid or made, by any of the Target Entities;

Execution Version

(b)	Create, incur or assume any Indebtedness in an amount greater than [***] or otherwise breach any covenants set out in financial agreements of the Target Entities;

(c)	Incur any voluntary Liens on any of its properties or assets, other than Permitted Liens;

(d)

Issue, sell or otherwise dispose of any quotas of capital stock of any class or grant any option to subscribe for any quotas of capital stock or other equity or any class of securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any equity, or redeem, retire, defease, repurchase or otherwise acquire any such securities, exception made for the (i) OSRB executing its buyout rights against the Managing Shareholders; (ii) repurchase of non-voting preferred shares by OSRB from Restaurant MPs in the context of closing restaurants or in the cases where a Restaurant MP resigns from its position or is otherwise terminated by OSRB; (iii) issuance of non-voting preferred shares to replace Restaurant MPs that have resigned from their position or that have been terminated by OSRB; in any case consistent with the past practice of the Target Entities during the preceding year and are informed to the Buyer;

(e)

execute any transformation, capital reduction, shares withdraw (resgate de ações) restitution of advancements for future capital increase (AFAC), advancements for future capital increase (AFAC), capital increase, merger, amalgamation, spin-off, winding-up, dissolution, filing for public company registration or filing for public offerings of securities or any other form of corporate restructuring or corporate reorganization involving the Target Entities;

(f)

Sell, lease, transfer, assign or otherwise dispose of any long-term assets (ativo não circulante) in excess of [***] in a single transaction but in no case more than [***] in the aggregate of disposals of long-term assets (ativo não circulante) during the Interim Period;

(g)

Make any capital expenditures (CAPEX) in excess of [***] in a single transaction but in no case more than [***] in the aggregate of all capital expenditures (CAPEX) during the Interim Period (in excess of the CAPEX expenditures listed in Exhibit 4.2 and CAPEX related to renovation and maintenance of restaurants in the Ordinary Course of Business;

(h)	Enter into any new line of business;

(i)

Open, close or suspend the operations of restaurants unless as a result of an Order, verbal or written instructions from Governmental Authorities, landlords and/or shopping malls in which the restaurants operate, as well as necessary to address imminent threats to public safety, employees and customers or as otherwise required to comply with the law;

(j)

Make any change in its accounting methods or practices, except in the Ordinary Course or as required by concurrent changes in accounting principles generally accepted in Brazil (BR GAAP), or change its external auditor;

Execution Version

(k)	Sell, assign, transfer, allow to expire or lapse or grant any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Target Entities;

(l)	Enter into, amend or renew any Affiliate Transaction;

(m)

Enter into, establish, adopt, amend, modify or terminate any Benefit Plan or Legacy Undertaking in respect of any current or former Managing Shareholder, director, officer, hyper sufficient employee, or independent contractor (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except for changes that are required by applicable Law or to satisfy the existing terms of Benefit Plans or Legacy Undertakings listed in Exhibit 1.1(A) which cannot be modified or amended after the Execution Date;

(n)	Enter into, terminate, amend or otherwise modify any Material Contract other than extensions/renewal of existing agreements in the Ordinary Course of Business;

(o)

Change an annual accounting period, adopt or change any accounting method with respect to Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to any Target Entity, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target Entity, except for any actions, omissions or changes made in the Ordinary Course and that would not otherwise voluntarily change the Tax rates applicable to the Target Entities;

(p)

Increase the compensation, grant of any salary or compensation increases (including dividends), new benefits and/or grant bonuses or incentives, as well as increase in the salaries and other forms of compensation of any officers, directors and other Persons holding the position of vice president or above within the Target Entities;

(q)	Cause the payroll cost of the Target Entities to be increased by more than [***];

(r)	Grant any discounts to customers or suppliers outside the Ordinary Course of Business;

(s)

Except for transactions that fall into any of the other more specific items set forth in this Section 4.2.1, enter into any transaction or series of related transactions with an amount of consideration in excess of [***] (it being understood that transactions with suppliers to the restaurants operated by OSRB will not be subject to the restriction hereunder);

(t)

(i) waiver or assignment by the Target Entities of any material rights, privileges or powers arising from Law or Material Agreements, or (ii) guaranteeing or providing collaterals for any obligation of Third Parties;

Execution Version

(u)	Execution, modification or termination of any partnership, joint venture or association, strategic alliance, partners agreement or other similar agreement;

(v)

Amend the articles of association/bylaws of the Target Entities other than those required to implement actions authorized by this Section 4.2.1 (in particular items (a), (d), (i) – to the extent the opening and closing of restaurants triggers one of the events of item (d)) or strictly clerical amendments;

(w)	Acquire any securities issued by any other Person or incorporate any other Person;

(x)	File any petition for judicial or extrajudicial reorganization or voluntary bankruptcy;

(y)	payment of any agents or consultants in amounts or manners that are not consistent with the Ordinary Course of Business; and

(z)	Authorize, agree or commit to do any of the foregoing.

4.2.2

Waiver; consent. Any waiver and/or consent requested in respect of any action or inaction not permitted under Section 4.2 shall be made in writing and submitted via e-mails to cemartins@vincipartners.com and fhallot@vincipartners.com, to the attention of Messrs. Carlos Eduardo Martins and Felipe Hallot, acting in the capacity of the representative appointed by the Buyer under this Agreement (“Buyer Representative”).

(i)

The Buyer Representative shall have the right to approve or deny (in writing) any such request, provided that it shall not unreasonably deny, withhold, or delay any waivers or consents, reasonably requested under this Section 4.2.2.

(ii)

The Buyer Representative shall give prompt consideration to any waiver and/or consent requested by the Seller. If no written denial is given in respect of any such request by the Buyer Representative within five (5) Business Days from the date of receipt of the applicable request by the Buyer Representative, the request shall be deemed accepted. If any matter requires urgent action to prevent the Target Entities from incurring Losses or disrupting its activities, Seller may, in writing, request that the Buyer shortens the review period to two (2) Business Days, explaining in detail the reasons for the urgent approval. In such cases, the Buyer shall promptly and urgently consider any waiver or consent requested by the Seller and respond within the shortened period.

4.3	Publicity

Subject to the following sentence, neither Buyer nor Seller shall, and shall not permit their respective Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. If a disclosure or announcement is required by applicable Law or by the rules and regulations of any securities exchange or national market system upon which the securities of Buyer or Seller (or their respective Affiliates) are listed, the Party required to make such disclosure or announcement shall use its commercially reasonable efforts to provide the other Party with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication.

Execution Version

4.4	Tax actions

[***].

5	Conditions to Closing

5.1	Mutual conditions

Pursuant to Article 125 of the Brazilian Civil Code, the obligations of the Parties to consummate the Closing shall be subject to the satisfaction, by the Closing Date, of the following condition (“Mutual Condition Precedent”):

5.1.1

No Legal Impediment. No Law shall have been enacted or promulgated or be in effect that prohibits or would be violated by the consummation of the Closing, and there shall be no Order in effect precluding consummation of the Closing; provided that the Parties shall use their reasonable best efforts to have any such Order vacated or lifted.

5.2	Conditions to Obligations of the Buyer to consummate the Closing

The obligations of the Buyer to consummate the Closing shall be subject to the satisfaction on the Closing Date of each of the following conditions (the “Conditions Precedent to the benefit of the Buyer”):

5.2.1	Representations and Warranties. All of the:

(i)

Fundamental Representations of the Seller and the Fundamental Representations of the Company (as updated pursuant to Section 6.3.1) shall be true and correct in all respects as of the date hereof and as of the Closing Date (or if made as of a specified date, as of such date); and

(ii)

Representations and warranties of the Seller and Representations and warranties of the Company (as updated pursuant to Section 6.3.1) that are not the Fundamental Representations of the Seller or Fundamental Representations of the Company shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date). The representations and warranties updated pursuant to Section 6.3.1 shall not be deemed false or incorrect under the terms of this Agreement considering their language before the update.

5.2.2

No Breach or Violation by the Seller. Seller shall have performed and/or complied, in all material respects, with all of its covenants and agreements to be performed or complied with by it under this Agreement.

5.2.3	Affiliate Transactions. The Seller shall have caused the Affiliate Transactions listed in Exhibit 5.2.3 to be settled, terminated and cancelled.

5.2.4	Consents. The Consents set forth in Exhibit 5.2.4 shall have been obtained.

5.2.5	Material Adverse Effect. There shall be no Material Adverse Effect that is not cured by the Closing Date.

Execution Version

5.3	Conditions to Obligations of the Seller to consummate the Closing

The obligations of the Seller to consummate the Closing shall be subject to the satisfaction on the Closing Date of each of the following conditions (the “Conditions Precedent to the benefit of the Seller”, referred to jointly with the Mutual Condition Precedent and Conditions Precedent to the Benefit of the Buyer as the “Conditions Precedent”):

5.3.1	Representations and Warranties. All of the:

(i)	Fundamental Representations of the Buyer shall be true and correct in all respects as of the date hereof and as of the Closing Date (or if made as of a specified date, as of such date); and

(ii)

Representations and warranties of the Buyer set forth in this Agreement (other than the Fundamental Representations of the Buyer) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (or if made as of a specified date, as of such date).

5.3.2

No Breach or Violation by the Buyer. The Buyer shall have performed and complied, in all material respects, with all of its covenants and agreements to be performed or complied with by it under this Agreement.

5.4	Cooperation

During the Interim Period, the Parties shall use commercially reasonable efforts to take all reasonable actions and to do all things reasonably necessary, proper or advisable to (i) fulfil, or procure the fulfillment of, each of the conditions precedent to the obligations of the Parties to be fulfilled by such Party, as applicable; and (ii) consummate the Transaction.

The Parties shall keep each other informed as to the progress towards fulfillment of all condition precedent to the obligations of the Parties set forth in this Article 5.

5.5	Waiver

The Parties acknowledge that:

(i)

The Mutual Condition Precedent has been stipulated for the benefit of all of the Parties and, therefore, may only be waived, in whole or in part, by means of a written instrument executed by Buyer jointly with the Seller;

(ii)

The Conditions Precedent to the benefit of the Buyer have been stipulated for the sole benefit of the Buyer and, therefore, may only be waived, in whole or in part, by means of a written instrument executed by Buyer; and

(iii)

The Conditions Precedent to the benefit of the Seller have been stipulated for the sole the benefit of the Seller and, therefore, may only be waived, in whole or in part, by means of a written instrument executed by the Seller.

5.6	Frustration of Conditions Precedent

Neither Buyer nor Seller may rely on the failure of any Condition Precedent to be satisfied to excuse itself from consummating the Closing if such failure was caused by the Party’s own failure to perform any of its obligations under this Agreement.

Execution Version

6	Closing

6.1	Closing Confirmation

The Parties shall keep the other informed on the status of the fulfillment of the Conditions Precedent hereunder. Once any Party deems that all Conditions Precedent contained in Section 5 have been satisfied or waived by the beneficiary thereof (in any case, excluding any Condition Precedent which can only be satisfied or otherwise waived by the beneficiary thereof at the Closing Date), such Party shall call the Closing by giving the other Parties notice thereof, which notice shall be accompanied by documents and information evidencing the fulfillment and/or waiver of the Conditions Precedent (other than those that must be verified on the Closing Date) (the “Closing Notice”) it being understood that, if the Closing Notice is sent by Seller, it shall include any applicable update to the Disclosure Schedules, as per Section 6.3.1.

6.1.1

Confirmation. The recipient(s) of the Closing Notice shall have a five (5) Business Days period to confirm the Closing or challenge the verification of the Conditions Precedent (“Closing Confirmation”).

6.1.2	Dispute. The Parties shall endeavor commercially reasonable efforts to settle any dispute to the Closing Notice within two (2) days from receipt of a challenge thereto.

6.2	Time and Place of Closing

Unless this Agreement is validly terminated pursuant to Section 11, the Parties shall consummate the Closing (i) at the offices of Lefosse Advogados, located at 1,227, Rua Tabapuã, 14th floor, in the city of São Paulo, State of São Paulo, Brazil, at 10:00 a.m. (Brasilia time), on the last day of the month (a) in which the fulfillment (or waiver) of the Conditions Precedent is verified, if the Closing Confirmation is delivered on or before the twentieth-fifth (25th) day of a month; (b) subsequent to the fulfillment (or waiver) of the Conditions Precedent is verified, if the Closing Confirmation is delivered after the twentieth-fifth (25th) day of a month; or (ii) at such other time or location as the Buyer and the Seller may agree in writing. Notwithstanding the foregoing, the Buyer shall be entitled to postpone the date for the consummation of the Closing if the Closing Confirmation is issued before the date the funds from the Acquisition Debt are available to it, provided that the foregoing shall not relieve the Buyer from consummating the Closing before the Outside Date.

6.3	Seller’s Deliveries

At or before the Closing, the Seller shall deliver or cause the delivery to the Buyer each of the following:

6.3.1

Disclosure Schedules. An update to the Disclosure Schedules reflecting any exceptions to the Seller’s or Company’s representations and warranties which the triggering event (fato gerador) has occurred during the period between signing of this Agreement and Closing. Except as required to reflect actions or events authorized by the Buyer or under Section 4.2, the Seller shall not be entitled to update the Disclosure Schedules (i) in connection with Fundamental Representations; (ii) to the extent the updates to the Disclosure Schedules, individually or in the aggregate, cause or are likely to cause a Material Adverse Event; (iii) to reflect actions taken in breach of the interim covenants under Section 4.2 or other covenants of this Agreement.

6.4	Buyer’s Deliveries

At or before the Closing, the Buyer shall deliver or cause the delivery to the Seller each of the following:

6.4.1	Closing Installment. Evidence that the Closing Installment was effectively transferred to the Seller.

Execution Version

6.5	Parties’ Deliveries

At the Closing, the Parties shall jointly execute and deliver the following:

6.5.1

Amendment to the Articles of Association of the Company. An amendment to the articles of association of the Company to: (i) reflect the purchase and sale of the Target Equity Interest, with the corresponding admission of the Buyer as a quotaholder of the Company; (ii) approve the transformation of the Company into a corporation (sociedade por ações) and ancillary resolutions, including the approval of the bylaws (which shall reflect the terms of the Shareholders’ Agreement and the full set of matters under the authority of the Shareholders, Board of Directors and Executive Officers); (iii) elect the members of the Board of Directors (membros do conselho de administração) of the Company; and (iv) change the corporate name of the Company pursuant to Section 6.11.2.

6.5.2

Shareholders Agreement. The Parties and the Company shall enter into a Shareholders Agreement substantially in the form of Exhibit 6.5.2 (“Shareholders Agreement”), and the Parties shall cause the Company to (i) record the Shareholders Agreement in its appropriate corporate books, and (ii) file the Shareholders Agreement in its head offices.

6.5.3	Company’s Board of Directors Meeting. The Parties shall hold a Company’s Shareholder Meeting to elect the new members of the Board of Directors (Conselho de Administração).

6.5.4

Franchise Agreements. The Seller shall cause Outback Steakhouse International, L.P., and the Buyer shall cause its representatives in the management of OSRB to enter into an amendment to the Current Franchise Agreements substantially in the form of Exhibit 6.5.4(A), Exhibit 6.5.4(B) and Exhibit 6.5.4(C) (the “Amended and Restated Franchise Agreements”).

6.5.5	[***].

6.5.6

Closing memorandum. The Parties shall execute a closing memorandum (ii) confirming the satisfaction or waiver (as the case may be) of the Conditions Precedent have been satisfied or waived (as the case may be) and, (iii) as the case may be, updating the Disclosure Schedules in accordance with Section 7.3.2(i); and (iv) confirming the consummation of the Closing.

6.6	Simultaneous actions at Closing

All actions, acts and obligations indicated in Sections 6.3 to 6.5 above shall be considered as occurring simultaneously. No action, act, and/or obligation shall be deemed effectively taken, performed or complied with until all other actions, acts, and/or obligations relating to the Closing have been taken, performed or complied with, except if the Parties agree otherwise and in writing. Closing will be deemed to have taken place at 12:01 A.M. São Paulo time on the Closing Date for accounting purposes.

6.7	Equity stakes at the completion of the Closing

Notwithstanding anything to the contrary in this Agreement, after the performance of the closing actions set forth in Sections 6.3, 6.4 and 6.5, Buyer shall be the owner of Shares

Execution Version

representing sixty-seven (67%) of the Company’s total and voting capital stock, and Seller shall be the owner of Shares representing thirty-three percent (33%) of the Company’s total and voting capital stock, in both cases, on a fully diluted basis.

6.8	Cooperation

The Parties shall sign, execute, and deliver all such other deeds, records, forms, applications, certificates, papers and other documents, and shall make, or take, all such other measures or corporate actions, filings and other acts necessary or convenient for the consummation of the Closing and the implementation of the transactions contemplated hereby.

6.9	Failure to consummate the Closing

The Party refusing or otherwise failing to effect the Closing despite the verification or waiver, as applicable, of the Conditions Precedent (including by not attending the Closing as set forth in Section 6.2 above or refusing to implement any of the Closing actions indicated in Sections 6.3 to 6.5 above) shall be subject to a lump sum punitive penalty (multa não compensatória) of [***] of the Purchase Price set out in Section 3.1.1 due to the innocent Party in [***] following the scheduled Closing Date. The aforementioned punitive penalty shall not preclude any other remedy available to the innocent party, including indemnification for Losses and the right to seek injunctive relief to cause the breaching Party to consummate the Closing.

6.10	Exclusivity

The Parties hereby agree that:

(i)

during the period from the date hereof up to the termination of this Agreement or the conclusion of the Closing (as applicable) the Seller and the Target Entities agree not to discuss or negotiate with any Person with respect to any Competing Transaction other than the Buyer, and not to, and to direct each of their respective Affiliates and their Affiliates’ respective representatives not to, directly or indirectly:

(a)	solicit, initiate or knowingly encourage (including by way of furnishing non-public information), any transactions, inquiries or the making of any proposal for any Competing Transaction;

(b)

enter into, continue or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate with, or assist or participate in any effort or attempt by any Person with respect to any Competing Transaction; or

(c)	enter into any contract, agreement or arrangement with any Person other than the Potential Buyer with respect to any Competing Transaction.

(ii)

Money damages would not be a sufficient remedy for any breach of this Section and, in addition to all other remedies available under applicable Law and this Agreement, the Parties shall be entitled to seek, in addition to damages, specific performance and injunctive or other equitable relief as a remedy for any such breach by the other Party or its representatives.

Execution Version

6.11	Post-Closing Obligations

6.11.1

Record and registries. At the Closing Date or promptly after, the management of the Company (with the cooperation of the Parties) shall apply for the update of the registration information of the Target Entities with the Governmental Authorities to which the Target Entities are subject in order to take into consideration the transformation into a corporation (and the opening of the corporate ledger books – livros societários), change of corporate names and the appointment of the directors and officers, including, to the extent applicable, with the applicable Board of Trade (Junta Comercial), Brazilian Central Bank (Banco Central do Brasil), Brazilian Internal Revenue Service (Receita Federal do Brasil), Secretary of Finance (Secretaria da Fazenda) of the States where the Target Entities are subject to registrations, as well as municipal and state registrations, within up to fifteen (15) days counted as from the Closing Date (or within any shorter period required under the applicable Law).

6.11.2

Use of Business Name. As of and after the Closing, (i) the Target Entities and the Buyer shall not, directly or indirectly, use or do business, under the names or marks “Bloom”, “Bloomin Brands” (or any other name confusingly similar to such names and marks) in connection with any telecommunication infrastructure businesses in Brazil and (ii) the Target Entities and the Buyer shall each cause its Affiliates not to use or do business, under the names or marks “Bloom”, “Bloomin Brands”.

6.11.3	Legacy Undertakings. [***].

7	Representations and Warranties

7.1	Representations and warranties of the Seller

The Seller, represents and warrants to Buyer that all of the statements contained in this Section 7.1 (as qualified by the relevant Disclosure Schedule) are true and correct as of the as of the date hereof and will be true and correct as of the Closing Date (or, if made as of a specified date, as of such date).

7.1.1

Organization. The Seller is a limited liability company duly organized and validly existing under the laws of the Netherlands. The Seller has all requisite power, authority, legal capacity and all necessary Governmental Authorizations to consummate the Transaction and sell the Target Equity Interest.

7.1.2

Authorization. Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to consummate the Transaction, and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the Transactions have been duly authorized by the Managing Persons of the Seller, as applicable, and no other action on the part of the Seller is necessary to authorize the execution, delivery or performance by the Seller of this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the Transactions.

7.1.3

Execution; Validity of Agreement. This Agreement has been, and each of the Ancillary Agreements when executed and delivered by the Buyer and Target Entities will be, duly executed and delivered by the Seller and is (or will be in the case of the Ancillary Agreements) a legal, valid and binding obligation of the Seller thereto, enforceable against the Seller in accordance with its terms.

Execution Version

7.1.4

Company Equity Interests. The Seller owns the Target Equity Interest with good and valid title, free and clear of all Liens. Other than provided in the Transaction Documents, there are no voting trusts, member agreements, call options, put options, preemptive rights, rights of first refusal, first offer or right to match, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Target Equity Interest and, except for the Managing Shareholders Agreement, the remaining equity stake of the Company.

7.1.5

Consents and Approvals; No Conflicts; No Violations. Except as listed in Section 7.2.6 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Seller nor the consummation by the Seller of the Transaction will: (i) conflict with or result in a breach or violation of (with or without notice or lapse of time or both) any provision of the Organizational Documents of the Seller or (ii) breach or violate any Law or Order applicable to the Seller or give any Governmental Authority the right to exercise any remedy or obtain any relief under any Law or Order to challenge the validity or effectiveness of the Transaction (including the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization) or (iii) require any filing with, giving notice to, or obtaining any Consent of, any Governmental Authority or any other Person.

7.1.6

Legal Proceedings. There are no (i) Claims pending or, to the actual knowledge of the Seller, threatened in writing by or against or affecting the Seller, or (ii) Governmental Orders by which the Seller or any of its assets or properties, are bound, in the case of either of items (i) or (ii) that would prevent or impair the ability of the Seller to consummate the transactions contemplated hereby.

7.1.7

Brokers or Finders. Except for the Legacy Undertakings, neither the Seller or any Person acting on behalf of the Seller, has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transaction which may be charged or collected against the Target Entities and/or the Buyer.

7.1.8	Absence of certain practices.

(i)

Anti-Corruption Laws. Neither the Seller, nor (to the Seller’s Knowledge) any Managing Person thereof has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of the Seller, or in violation of any Anti-Corruption Laws, or (b) established or maintained any fund or asset that has not been recorded in the financial statements or other books and records of the Seller, as applicable.

(ii)

Money Laundering Laws. The operations of the Seller comply with applicable Anti-Money Laundering Laws and no Litigation involving the Seller with respect to Anti-Money Laundering Laws is pending or threatened.

(iii)

Economic Sanctions Laws. Neither the Seller, nor any Managing Person thereof (a) is a target, specially designated national or blocked person under applicable Economic Sanctions Laws, or (b) has engaged in business with any person or in any country prohibited by Economic Sanctions Laws.

Execution Version

7.2	Representations and warranties regarding the Target Entities

The Seller represents and warrants to Buyer, regarding the Target Entities, that all of the statements contained in this Section 7.2 (as qualified by the relevant Disclosure Schedules) are true and correct as of the as of the date hereof and will be true and correct as of the Closing Date (or, if made as of a specified date, as of such date).

7.2.1

Organization. The Company is a limited liability company and, on the Closing Date, immediately after the consummation of the Closing, will be a corporation (sociedade por ações) duly organized and validly existing under the laws of Brazil. OSRB is a privately held corporation (sociedade por ações) duly organized and validly existing under the laws of Brazil. Each of the Target Entities has all the requisite power, authority, legal capacity and all necessary Governmental Authorizations to consummate the Transaction and to conduct its businesses and to own or lease and to operate its properties as and in the places where their businesses are conducted and such properties are owned, leased or operated.

7.2.2

Authorization. The Target Entities have the requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to consummate the Transaction, and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance by the Target Entities of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the Transaction have been duly authorized by the Managing Persons of the Target Entities, and no other action on the part of the Target Entities is necessary to authorize the execution, delivery or performance by the Target Entities of this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the Transaction.

7.2.3

Execution; Validity of Agreement. This Agreement has been, and each of the Ancillary Agreements when executed and delivered by the Buyer and Seller will be, duly executed and delivered by the Target Entities parties thereto and is (or will be in the case of the Ancillary Agreements) a legal, valid and binding obligation of the Target Entities party thereto, enforceable against the Target Entities parties thereto in accordance with its terms.

7.2.4	Subsidiaries. OSRB is the only Subsidiary of the Company. OSRB does not have any Subsidiary and does not hold equity in other Persons.

7.2.5

Capitalization; Title to Quotas and Shares. The share capital of each Target Entity is set forth in Section 7.2.5 of the Disclosure Schedule. The shares and quotas of the Target Entities have been duly authorized and validly issued, are fully paid and were not issued in contravention of any pre-emptive rights, rights of first refusal or first offer or similar rights.

(i)

The Seller owns the Target Equity Interest, beneficially and of record, free and clear of any Liens. Upon delivery of and payment for the Target Equity Interest, at the Closing, Buyer will acquire valid title to all of the Target Equity Interest, free and clear of any Liens.

Execution Version

(ii)	Except as set forth in the Managing Shareholders Agreements, there are no outstanding:

(a)	Shares of capital stock of or other equity interests in the Target Entities;

(b)	Securities of the Target Entities convertible into or exercisable or exchangeable for shares of capital stock of or other equity interests in the Company;

(c)

Options, warrants or stock appreciation, phantom stock, pre-emptive or other rights or agreements, commitments or understandings of any kind, including rights of first refusal or first offer, to acquire from Seller, or other obligation of Seller or the Target Entities to issue, transfer or sell any capital stock, of or other equity interests in or securities convertible into or exercisable or exchangeable for capital stock of or other equity interests in the Target Entities;

(d)	Obligations measured by the price or value of any shares of capital stock of or other equity interests in the Target Entities;

(e)

Voting trusts, proxies, shareholder agreements or other similar Contracts to which any of the Target Entities is a party or by which any of the Target Entities is bound with respect to the voting of any shares of capital stock of or other equity interests in, or the participation in or direction of the election of any director or officer of, the Target Entities; or

(f)	Derivative Securities or outstanding obligations of the Target Entities to repurchase, redeem or otherwise acquire any Derivative Securities.

7.2.6

Consents and Approvals; No Conflicts; No Violations. Except as listed in Section 7.2.6 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Target Entities nor the consummation by the Target Entities of the Transaction will: (i) conflict with or result in a breach or violation of (with or without notice or lapse of time or both) any provision of the Organizational Documents of the Target Entities or (ii) breach or violate any Law or Order applicable to the Target Entities or give any Governmental Authority the right to exercise any remedy or obtain any relief under any Law or Order to challenge the validity or effectiveness of the Transaction (including the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization) or (iii) require any filing with, giving notice to, or obtaining any Consent of, any Governmental Authority or any other Person.

7.2.7

Reference Financial Statements; No Undisclosed Liabilities; Certain Operational Metrics. The Reference Financial Statements of the Company have been prepared in accordance with applicable Law and the Accounting Principles applied on a consistent basis during the periods involved, fairly present in all material respects the consolidated financial position, the results of operations and cash flows of the Target Entities, as of the times and for the periods referred to therein, and the presumed income taxation regime and in terms consistent with those used for the financial statements in relation to past fiscal years. The Reference Financial

Execution Version

Statements fully, fairly and accurately, present the financial and accounting condition of the Company at the date thereof, except and as indicated therein and for De Minimis inconsistencies, reflect all Claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof, required to be shown therein under the Accounting Principles and in terms consistent with those used for the financial statements in relation to past fiscal years and the related statements of income accurately present the results of the operations of the Company for the period indicated therein. The Reference Financial Statements do not contain any untrue statement of a fact or omit to state a fact required to be included therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the materiality and De Minimis qualifiers contained in this Section will be considered solely for the purpose of the verification of the Condition Precedent set out in Section 5.2.1 and shall not represent a double qualification for the purposes of the determination of indemnities under Section 8.1(i).

(i)

The Target Entities have established and maintain, adhere to and enforce a system of internal accounting controls that substantially comply with applicable Law and is effective, in all material respects, in providing assurance regarding the reliability of financial reporting and the preparation of their respective Financial Statements in accordance with the Accounting Principles.

(ii)	The Target Entities do not have any Indebtedness except as those properly booked at its financial statements.

7.2.8

Affiliate Transactions. Section 7.2.8 of the Disclosure Schedule lists all Affiliate Transactions in force on the date hereof (other than the Franchise Agreements, which will be amended and restated at the Closing pursuant to Section 6.5.4).

7.2.9

Material Contracts. Section 7.2.9 of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of each Material Contract to which any Target Entity is a party or by which any Target Entity’s Property is bound. Except as set forth on Section 7.2.9 of the Disclosure Schedule and to the Company’s Knowledge:

(i)

There is not and there has not been alleged by any Person with respect to any Material Contract, any material breach or violation or event that, with notice or lapse of time or both, could reasonably be expected to constitute a material breach or violation on the part of any Target Entity,

(ii)

No Consent from, or notice to, any Governmental Authority or other Person is required in order to maintain in full force and effect any of the Material Contracts following the Closing (including as a result of “change of control” provisions therein), other than such Consents as have been obtained and are unconditional and in full force and effect and such notices as have been duly given,

(iii)

Each Material Contract is a legal, valid, and binding agreement of each Target Entity that is a party to such Material Contract and, of the other parties thereto, enforceable in accordance with its terms and is in full force and effect and

Execution Version

(iv)	No party to any Material Contract has threatened to terminate, breach, or violate or seek to renegotiate such Material Contract due to the Transaction.

7.2.10	Owned Real Property. The Target Entities do not hold title to any real property.

7.2.11

Leased Property: Section 7.2.11 of the Disclosure Schedule contains a true and complete list of all (i) Leased Real Property and (ii) all leases of Leased Real Property under which the Target Entities lease or sublease the Leased Real Property (as lessee, sub lessee or sub lessor), with the enrolment numbers of the relevant real estate record files. Each lease of Leased Real Properties is a valid and binding obligation of a Target Entity, in full force and effect, and enforceable in accordance with its terms. The Target Entities have good and valid leasehold title to the Leased Real Properties. The Target Entities have the material permits, licenses, approvals, consents, and other authorizations which are necessary to conduct their businesses in the Leased Real Properties in material compliance with the applicable Laws, and, to the Company’s Knowledge, have not been challenged by any third party. No notice has been received by a Target Entity alleging (a) that it is in breach or default in any respect under any Lease, or (b) that a Target Entity is in material breach or default of any lease of Leased Real Properties. None of the Target Entities have subleased or granted to any Person any security interest or right to use and occupy all or any portion of any Leased Real Property.

7.2.12

Intellectual Property and IT Systems. The Target Entities do not own any Intellectual Property and have valid licenses or applications to use the Intellectual Properties necessary to conduct their Business in the Ordinary Course, free and clear of any restrictions or Liens. The Target Entities’ right to use the Intellectual Properties is regulated by the Current Franchise Agreement, and, to the Company’s Knowledge, none of the Intellectual Property used by the Target Entities is being used in violation of the Current Franchise Agreement or any contractual obligation binding on the Target Entities in violation of the rights of any Person.

(i)

No material software used by the Target Entities incorporates, is derived from, is based upon or otherwise interacts with any software subject to an “open source” or similar license that requires the licensing, offer or provision of source code to others if the applicable software is licensed, made available, distributed or conveyed to others.

(ii)

The IT Systems owned, licensed, sublicensed or leased by the Target Entities and used in the operation of the Business are adequate in all material respects for their intended use and for the operation of the Business as currently conducted and comply with applicable Law in all material respects. Each Target Entity has (a) taken commercially reasonable measures to maintain and protect the operation and security of its IT Systems and (b) substantially complied with all applicable Laws, policies, procedures and industry standards concerning data security, privacy, and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Business; and has established and maintained appropriate policies and procedures to materially comply and monitor compliance with such Laws, policies, procedures and standards.

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(iii)

To the Company’s Knowledge, in the past three (3) years, there has been no failure of any portion of any IT System that has resulted in a material disruption or interruption in the operation of the Target Entities.

(iv)

Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Target Entities nor the consummation of the Transaction will materially and adversely affect the IT Systems owned, licensed, sublicensed or leased by the Target Entities and used in the operation of the Business, or any data contained therein.

7.2.13

Insurance. Section 7.2.13 of the Disclosure Schedule lists all insurance policies relating to the Business or the employees, officers or directors (in their capacity as such) of the Target Entities. No coverage has been denied or disputed by the underwriters under any of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been paid, and each of the Target Entities, as applicable, has otherwise complied in all material respects with the terms and conditions of such policies. The Target Entities have not received written notice of, and to the Company’s Knowledge, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies to the extent that such termination, increase or alteration relates to the Target Entities.

7.2.14

Governmental Authorizations. Section 7.2.14 of the Disclosure Schedule sets forth a true, correct and complete list of all material Governmental Authorizations required for the operation of the Business in compliance with material respects of the applicable Law. To the Company’s Knowledge, no Target Entity is incurring a breach or violation of any such Governmental Authorization Claim greater than the De Minimis Amount or that could otherwise result in the suspension of the operation of OSRB’s restaurants.

7.2.15

Environmental Matters. The Target Entities comply with all material respects with applicable Environmental Laws. To the Company’s Knowledge, no written notice of violation, notification of liability or request for information has been received by the Target Entities and no Litigation is pending or, to the Company’s Knowledge, threatened by any Person against the Target Entities relating to or arising out of any Environmental Law.

7.2.16	Labor Matters. [***]. Except as set forth on Section 7.2.16 of the Disclosure Schedule:

(i)

There is not now pending and there has not for the past five (5) years, been any material labor dispute, strike, lockout, sympathy strike, concerted work slowdown or stoppage, hand billing, picketing, primary or secondary boycott, or other similar labor or employment activity or difficulty, with respect to any Target Entity, and to the Company’s Knowledge, no such action is threatened against any Target Entity.

(ii)

The Target Entities are not a party to or bound by any, collective bargaining Contract or similar Contract with any labor organization applicable to employees of any Target Entity, nor has any Target Entity been such a party or been so bound in the past five (5) years.

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(iii)

To the Company’s Knowledge, the Target Entities have complied in all material respects with all employment Contracts, employment policies (whether written or non-written), collective bargaining Contracts, collective bargaining obligations, terms and conditions of employment (in all of the foregoing cases limited to employees of the Target Entities other than restaurant staff below management level), settlement agreements, consent decrees, arbitration awards, all social security obligations and debts arising in connection with social security obligations, and social security, labor and employment Laws and any Orders resulting from alleged violations of any labor and employment Laws and have no Liability for any arrears of wages, accrued benefits, Taxes or penalties for any failure to comply with any of the foregoing that have not been settled or challenged in good faith.

(iv)

The Managing Shareholders have true management powers with respect to the applicable restaurants to which they render services to, within the limits and scope of each Managing Shareholders role within such restaurants pursuant to the Managing Shareholders Agreements. To the Company’s Knowledge, the Managing Shareholders do not have a labor relationship with OSRB.

7.2.17	Employee Benefit Plans. Section 7.2.17 of the Disclosure Schedule contains a true, correct and complete list of each Benefit Plan.

(i)	Each Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and applicable Law.

(ii)

No Target Entity has any obligation to create any additional Benefit Plan, program or arrangement or to provide any additional or increased benefits, and no additional or increased benefits have been proposed, requested or demanded in writing by any employees. No Target Entity has made any legally enforceable commitment or obligation or representation to any employee, consultant, or independent contractor, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transaction or otherwise.

(iii)	[***].

(iv)

Except as disclosed on Section 7.2.17 of the Disclosure Schedule, no Benefit Plan of the Target Entities provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including death and medical benefits, with respect to any current or former Managing Persons, officers, employees, independent contractors, or agents of any Target Entity, other than (a) continuation coverage mandated by applicable Law, (b) retirement benefits under any Benefit Plan that is qualified under any applicable Law, and (c) deferred compensation that is accrued as a Liability on the Financial Statements of the Target Entities and the Final Closing Statement.

(v)

Each Benefit Plan which is required to be registered or approved by any Governmental Authority, has been so registered and approved and, to the Company’s Knowledge, has been maintained in material good standing with applicable requirements of the Governmental Authorities in all material

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aspects, and if intended to qualify for special tax treatment, to the Company’s Knowledge, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Benefit Plans.

7.2.18	Tax Matters. Except as disclosed on Section 7.2.18 of the Disclosure Schedule:

(i)

The Target Entities have never been notified of any Claim made by a Tax Authority in a jurisdiction where any Target Entity does not file Tax Returns that any Target Entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made.

(ii)

To the Company’s Knowledge, no dispute, audit, investigation, examination, proceeding or claim by any Tax Authority concerning any Tax liability of any Target Entity is currently in progress or, to the Company’s Knowledge, threatened in writing or contemplated. No deficiency for Taxes has been asserted or assessed against any Target Entity that has not been resolved and paid in full.

(iii)

No Target Entity has applied for and/or received a ruling from any Tax Authority regarding a past or prospective transaction of any Target Entity that materially affects or could materially affect the Tax liability of any Target Entity, as applicable, after the Closing Date. The results of any settlement and the necessary adjustments resulting therefrom are properly reflected in the Financial Statements of the Company (and will be properly reflected in the Final Closing Statement). No Target Entity has executed any binding written agreement with any Tax Authority that could affect the Tax liability of any Target Entity after the Closing Date.

(iv)

No Target Entity is required to make any adjustment by reason of any change in any accounting methods, and, to the Company’s Knowledge, will not be required to make such an adjustment as a result of the Transaction. There is no application pending with any Governmental Authority requesting permission for any changes in any accounting methods for Tax purposes, and no Governmental Authority has proposed any such adjustment or change in accounting method.

(v)

There is no outstanding Contract or waiver made by or on behalf of any Target Entity for the extension of time for any applicable statute of limitations, and no Target Entity has requested any extension of time in which to file any Tax Return.

(vi)	There are no Liens with respect to Taxes upon any asset of any Target Entity.

(vii)

No Target Entity is a party to, or bound by, any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract. No Target Entity has any Liability for the Tax of any Person (other than in the case of a Target Entity another Target Entity) under any applicable Law or as a transferee, successor, by Contract, or otherwise. No Target Entity is or has been a member of any consolidated, combined, unitary or similar Tax group (other than in the case of a Target Entity a group the members of which are solely the Target Entities).

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(viii)

Each Target Entity has withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited to comply with the applicable Law in all material aspects, including all Taxes that such Target Entity is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties.

7.2.19

Litigation. Except as set forth on Section 7.2.19 of the Disclosure Schedule there is no Litigation pending or, to the Company’s Knowledge, threatened, against or involving any Target Entity that if determined adversely to any Target Entity would result in (i) an injunction or other equitable relief that could materially interfere with the business or operations of any Target Entity or (ii) Losses by any of the Target Entities exceeding the De Minimis Amount.

7.2.20

Solvency. The present fair value of each Target Entity’s assets exceeds its respective Liabilities, and the Closing of the Transaction shall not modify this situation, and each Target Entity is, and at Closing will be, able to pay its Liabilities as they come due in the Ordinary Course of Business and the Closing of the Transaction shall not modify this situation.

(i)

Each of the Target Entities is (and, on the Closing Date, will be) solvent and the Closing of the Transaction shall not modify this situation and does not constitute fraud or risk of fraud to any creditor or enforcement action.

(ii)

To the Company’s Knowledge, no petition or application has been filed or Litigation commenced by or against any Target Entity under any Law relating to bankruptcy, dissolution, liquidation, judicial or extrajudicial reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, protest (protesto) or collection (execução) of Indebtedness, and no assignment has been made by any Target Entity for the benefit of creditors, and each of the Target Entities has no intention of performing any of the above.

(iii)	No Indebtedness has been accelerated or in any way requested for prepayment by any creditor or interested party.

7.2.21	Absence of certain practices.

(i)

Anti-Corruption Laws. Neither the Target Entities, nor (to the Company’s Knowledge) any Managing Person of the Target Entities, nor any Person acting for or on behalf of any of the Target Entities has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of any of the Target Entities, or in violation of any Anti-Corruption Laws, or (b) established or maintained any fund or asset that has not been recorded in the financial statements or other books and records of the Target Entities, as applicable.

(ii)

Money Laundering Laws. The operations of the Target Entities comply with applicable Anti-Money Laundering Laws and no Litigation involving the Target Entities with respect to Anti-Money Laundering Laws is pending or threatened.

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(iii)

Economic Sanctions Laws. Neither the Target Entities, nor (to the Company’s Knowledge) any Managing Person of the Target Entities: (a) is a target, specially designated national or blocked person under applicable Economic Sanctions Laws, or (b) has engaged in business with any person or in any country prohibited by Economic Sanctions Laws.

7.2.22

Foreign Exchange Control Regulations and Registrations. To the Company’s Knowledge, the Target Entities have substantially complied with the material aspects of the foreign exchange control regulations.

7.2.23

Brokers or Finders. Except for [***] and those Contracts listed on Section 7.2.23 of the Disclosure Schedule, neither the Target Entities or any Person acting on behalf of the Target Entities, has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transaction.

7.2.24	[***].

7.3	Common provisions regarding the representations and warranties set forth in Sections 7.1 and 7.2

7.3.1

Schedules. The disclosure of any matter in a particular Section of the Disclosure Schedule shall be deemed to be disclosed with respect to (i) the representations and warranties of Seller that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of Seller contained in this Agreement, but only if the relevance of that reference as a disclosure for purposes of such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties. The disclosure of any matter in the Disclosure Schedule is not to be treated as constituting or implying (a) any representation, warranty, assurance or undertaking by Seller or Company not expressly set forth in the Agreement, nor to be treated as adding to or extending the scope of any of Seller’s or the Target Entities’ representations or warranties in the Agreement; and (b) any confession, acknowledgement or admission of wrongdoing or fault by the Target Entities.

7.3.2

Further Representations and Warranties. All disclosures made by Seller in any representation, warranty or Schedule to this Agreement shall supplement the remaining representation, warranties or Schedules as if originally made in the supplemented representation, warranty or Schedule.

(i)

All representations and warranties under Sections 7.1 and 7.2 shall be deemed supplemented by the updated Disclosure Schedules pursuant to Section 6.3.1 to be delivered by the Seller or Company at Closing, with the content thereof becoming incorporated into and construed as an integral part of the Seller’s representations and warranties hereunder.

(ii)

Except as to those matters covered by the representations and warranties in Sections 7.1 and 7.2 to this Agreement, neither the Seller nor any of the Target Entities makes any other representations or warranties whatsoever to the Buyer (including any implied or express warranty as to the condition, value or quality of the business of the Target Entities or implied or express warranty of merchantability, fitness for a particular purpose or conformity to models or samples of materials).

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7.4	Representations and warranties of the Buyer

The Buyer represents and warrants to the Seller that all of the statements contained in this Section 7.4 are true and correct as of the as of the date hereof and will be true and correct as of the Closing Date (or, if made as of a specified date, as of such date).

7.4.1

Organization. The Buyer is a sociedade por ações (corporation) duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil. The Buyer has all requisite power, authority, legal capacity and all necessary Governmental Authorizations to consummate the Transaction, purchase the Target Equity Interest and fulfill its duties and responsibilities under this Agreement and as a quotaholder/shareholder of the Target Entities.

7.4.2

Authorization. The Buyer has the requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to consummate the Transaction, and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the Transactions have been duly authorized by the Managing Persons of the Buyer, and no other action on the part of the Buyer or any Affiliate thereof is necessary to authorize the execution, delivery or performance by the Buyer of this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the Transactions.

7.4.3

Execution; Validity of Agreement. This Agreement has been, and each of the Ancillary Agreements when executed and delivered by the Buyer will be, duly executed and delivered by the Buyer, and is (or will be in the case of the Ancillary Agreements) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application affecting enforcement of creditors’ rights generally.

7.4.4

Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Buyer nor the consummation by the Buyer of the Transactions will (i) conflict with or result in a breach or violation (with or without notice or lapse of time or both) of any provision of the Organizational Documents of the Buyer, or (ii) breach or violate any Law or Order applicable to the Buyer or give any Governmental Authority the right to exercise any remedy or obtain any relief under any Law or Order to challenge the validity or effectiveness of the Transaction (including the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization), or (iii) require any filing with, giving notice to, or obtaining any Consent of, any Governmental Authority or any other Person.

7.4.5

Litigation. There is no Litigation pending against or involving the Buyer or any Affiliate thereof that (i) seeks the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions, or (ii) if determined adversely to the Buyer, could result in an injunction or other equitable relief that would materially interfere with the business or operations of any Target Entity.

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7.4.6	Funds.

(i)

The Buyer has sufficient committed capital or binding and available financing commitments to pay any amounts under this Agreement. There are no side letters or other agreements, contracts or arrangements related to the funding of the Purchase Price or of any other financial obligation of Buyer in this Agreement which would adversely impact the ability of Buyer to pay the Purchase Price and/or otherwise satisfy their respective financial obligations under this Agreement.

(ii)

No event has occurred which, with or without notice, lapse of time or both, would reasonably be likely to result in any portion of the Purchase Price or of any other financial obligation of Buyer in this Agreement to be unavailable.

(iii)	Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition required to be satisfied by any of them pursuant to this Agreement.

7.4.7	No third-party Beneficiaries. The Buyer entered into the Transaction and executed this Agreement on its own behalf and not to the benefit of or as intermediaries of third parties.

7.4.8	Absence of certain practices.

(i)

Anti-Corruption Laws. Neither the Buyer, nor (to the Buyer’s Knowledge) any Managing Person thereof has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of the Buyer, or in violation of any Anti-Corruption Laws, or (b) established or maintained any fund or asset that has not been recorded in the financial statements or other books and records of the Buyer, as applicable.

(ii)

Money Laundering Laws. The operations of the Buyer comply with applicable Anti-Money Laundering Laws and no Litigation involving the Buyer with respect to Anti-Money Laundering Laws is pending or threatened.

(iii)

Economic Sanctions Laws. Neither the Buyer, nor (to the Buyer’s Knowledge) any Managing Person: (a) is a target, specially designated national or blocked person under applicable Economic Sanctions Laws, or (b) has engaged in business with any person or in any country prohibited by Economic Sanctions Laws.

7.4.9

Knowledge. The Buyer has the knowledge and experience required to assess the risks and obligations assumed hereunder, and was advised by professionals with vast experience in similar transactions, being fully aware of the consequences arising out of the terms and conditions set forth in this Agreement.

7.4.10

Independent Investigation. The Buyer has conducted such investigation of the business of the Target Entities as the Buyer deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. The Buyer acknowledges that it has had the opportunity to ask questions of the officers and management of the Target Entities.

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(i)

For the purpose of conducting these investigations, the Buyer has employed the services of its own Representatives, experts and consultants and has reviewed such information, and obtained such advice, as the Buyer has deemed necessary or advisable to evaluate the Target Equity Interests, the Target Entities and the transactions contemplated by this Agreement and the other Transaction Documents. In all matters affecting the condition of the properties and assets of the Target Entities and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, the Buyer is relying upon the advice and opinion offered by its own Representatives, experts and consultants.

(ii)

In connection with the Buyer’s investigation of the business of the Target Entities, the Buyer has received from or on behalf of the Seller, the Target Entities and their respective Affiliates, Representatives and advisors certain projections, forecasts and other forward-looking information, including projected financial statements, cash flow items, business plans and other data related to the Target Entities and their respective business and/or prospects. The Buyer acknowledges that: (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (b) the Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (c) the Buyer shall have no claim against anyone with respect to any of the foregoing. Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Buyer acknowledges that neither the Seller, the Target Entities nor any of their respective Affiliates, Representatives, advisors or agents has made any representation or warranty with respect to such projections and other information, data, forecasts and plans.

8	Indemnification

8.1	Indemnification by Seller

From and after the Closing, Seller shall indemnify, defend and hold harmless each of Buyer Indemnitees from and against any and all Losses suffered, imposed upon or incurred by any Buyer Indemnified Party as a result of, arising out of or in connection with:

(i)	Any breach, violation or inaccuracy by the Seller in making any of the representations and warranties regarding the Target Entities set forth in Section 7.2;

(ii)	Any breach, violation or inaccuracy by the Seller in making any of the representations and warranties of the Seller set forth in Section 7.1;

(iii)	Any violation or breach or failure to perform by the Seller of any covenant or agreement under this Agreement;

(iv)

Any Liability or claim of or attributable to the Seller or its Affiliates (excluding the Target Entities in connection with acts, facts or events occurring after the Closing Date), that are charged against any Buyer Indemnitee, including claims under the theory of succession, subsidiary liability (responsabilidade subsidiária) or economic group (grupo econômico); and/or

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(v)

Any act, fact or omission occurred or generated on or before the Closing Date, in connection with the Target Entities and their assets, including with respect to civil, labor, tax and environmental matters, regardless of if such act, fact or omission was or was not disclosed to the Buyer in this Agreement, any Disclosure Schedule or in the Data Room.

8.2	Indemnification by Buyer

From and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller Indemnitees from and against any and all Losses suffered, imposed upon or incurred by any Buyer Indemnified Party as a result of, arising out of or in connection with:

(i)	Any breach, violation or inaccuracy in any representation or warranty made by Buyer in Section 7.4;

(ii)	Any violation or breach or failure to perform by the Buyer of any covenant or agreement under this Agreement;

(iii)

Any Liability or obligation relating to a violation of Law or Contract by the Target Entities occurring or taking place as from the day immediately after the Closing Date, but excluding any Liability, obligation or violation related to OSRB’s position as franchisee of the Seller under the Franchise Agreement; and/or

(iv)

Any Liability or claim of or attributable to the Buyer or its Affiliates (including the Target Entities in connection with acts, facts or events occurring after the Closing Date), that are charged against any Seller Indemnitee, including claims under the theory of succession, subsidiary liability (responsabilidade subsidiária) or economic group (grupo econômico).

8.3	Limitations

8.3.1	Non-indemnifiable Losses. The Seller will have no obligation to indemnify any Buyer Indemnitee from and against any Losses arising from:

(i)

Resulting from the changes of the applicable Law or accounting principles (including changes in the interpretation of the foregoing after the Closing Date), including, with regard to accounting, reclassifications, impairments, write-offs, and changes to accounting policies;

(ii)	Default or failure to recover any credit offered to suppliers or customers in the Ordinary Course of Business;

(iii)	Impairment or loss of value of investments made by the Target Entities that do not constitute a breach of the representations set forth in Section 7.2.7; and/or

(iv)	Loss of profits, cost of opportunity, indirect, moral, reputational or institutional damages.

8.3.2

Cap. The aggregate liability of Seller to Buyer Indemnitees shall in no event exceed an amount equivalent to three hundred million Brazilian Reais (R$ 300,000,000.00) (“Cap”). Notwithstanding anything to the contrary set forth herein, the aforementioned limit shall not apply to Buyer Indemnitees’ indemnities against the

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Seller in respect of (i) violation of Fundamental Representations of the Seller, (ii) Fundamental Representations of the Company, (ii) any Losses suffered by the Target Entities related to any Supervening Asset (including any Losses suffered by the Target Entities that an unfavorable decision in a Litigation related to a Supervening Asset may cause), (iii) fraud or willful misconduct of the Seller in connection this Agreement or the transactions contemplated hereby, (iv) as any breach or violation of any covenant or agreement under this Agreement, (v) any Losses suffered by OSRB as a result of [***]; and/or (v) any Losses suffered by OSRB in relation to [***], which Losses under (i) to (v) above shall not exceed an aggregate amount equal to one hundred percent (100%) of the Purchase Price, as adjusted pursuant to the Final Closing Statement.

8.3.3

De minimis. The Seller will have no obligation to indemnify any Buyer Indemnitee from and against any Losses under Section 8.1 representing an individual amount inferior to the De Minimis Amount, except in respect of violation of Fundamental Representations of the Seller, Fundamental Representations of the Company, fraud or willful misconduct of the Seller in connection this Agreement or the transactions contemplated hereby, as well as any breach or violation of any covenant or agreement under this Agreement, which shall not have a minimum amount. For the avoidance of doubt, any Losses that do not reach the De Minimis Amount shall not be accounted for in the determination of the Basket.

8.3.4

Basket. Without prejudice to the other limitations set out in this Agreement (in particular the Cap and the De Minimis), the Indemnifying Party shall not be required to indemnify the Indemnified Party unless and until the Indemnified Party actually incur in indemnifiable Losses under Section 8.1 in an aggregate amount greater than [***] (“Basket”), except in respect of violation of Fundamental Representations of the Seller, Fundamental Representations of the Company, fraud or willful misconduct of the Seller in connection this Agreement or the transactions contemplated hereby, as well as any breach or violation of any covenant or agreement under this Agreement, which shall be immediately subject to indemnification and shall not be included in the Basket. For the sake of clarity, once the Basket is reached, the Indemnified Party will be entitled to indemnification for all such Losses (including the amount of the Basket), from the first Real (R$ 1.00).

8.3.5	Survival.

(i)

Except in respect to violation of Fundamental Representations, as well as Losses arising out of, related to or resulting from fraud or willful misconduct (dolo), as well as any breach or violation of any covenant or agreement under this Agreement, which shall survive for until the end of the applicable statute of limitations, the representations, warranties, covenants and agreements by the Parties contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (each, a “Survival Date”): (a) on December 31 of the year of the fifth (5th) anniversary of the Closing Date, in regard to any Tax matters (including social security matters); and (b) on the fifth (5th) anniversary of the Closing Date, in regard to any other matters.

(ii)

The obligations to indemnify and hold harmless any Seller Indemnified Party or any Purchaser Indemnified Party under this Section, shall terminate and be of no further force or effect, in respect of a breach of any representation

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or warranty, on the applicable Survival Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable period, a bona fide claim by delivering a Direct Claim or Third-Party Claim Notice (as applicable).

8.3.6

Qualifier scrape. Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by the use of the qualifier terms “substantial”, “substantially”, “material”, “materially”, “in all material respects” (or similar qualifiers, exceptions or phrases contained therein), such qualification shall be: (i) considered for the determination of the consistency of the representations and warranties for the fulfillment of the applicable Condition Precedent; but (ii) ignored for purposes of calculating the amount of Losses resulting from, arising out of, or relating to a breach of or inaccuracy in such representation or warranty.

8.3.7

No double recovery. No Buyer Indemnitee or Seller Indemnitee shall be entitled to double recovery for any Losses. In calculating amounts payable to any Buyer Indemnitee or any Seller Indemnitee hereunder, the amount of any indemnified Loss shall be determined without duplication of any other Loss for which an indemnification claim has been made with respect to any other representation or warranty, or covenant or agreement that contemplates performance thereof prior to the Closing Date.

8.3.8

Reduction of Losses. Any Losses to be indemnified under this Agreement shall be reduced by any and all amounts: (i) effectively received as an indemnification related to any insurance policy to which the Indemnified Party is a beneficiary; and/or (ii) effectively received by the Indemnified Party as an indemnification by any third-party contributor for such Losses.

8.3.9

Sole remedy. The rights to indemnification provided for in this Article 8 shall be the sole and exclusive remedy of Buyer or Seller, as the case may be, after the Closing for any breaches of or inaccuracy of any representation, warranty, covenant or agreement of Seller or Buyer, respectively, herein or any other breach of or claim under this Agreement.

8.4	Cooperation

8.4.1

Duty to mitigate. The Buyer and the Seller shall (and shall cause their Indemnitees to) cooperate with each other and endeavor to minimize the materialization and extent of Losses. For avoidance of doubt, the duty to mitigate hereunder shall be construed so that the Parties and Target Entities shall not make any voluntary disclosure (denúncia espontânea), admission or self-reporting (confissão or delação) or any other action to accelerate the detection of or the materialization of a Claim or Loss relating to any matter that would be subject to indemnification by Seller under this Agreement.

8.4.2

Contributors. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article 8 and the Indemnified Party could have recovered all or any portion of such Losses from any third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such potential contributor as are necessary to permit the Indemnifying Party to recover from the amount of such payment from the potential contributor.

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8.5	Indemnification Procedures for Third-Party Claims

The Indemnified Party shall give the Indemnifying Party notice of any Third-Party Claim promptly after such Indemnified Party has actual knowledge of such Third-Party Claim but in any event after the earliest of [***] after the date in which the relevant Indemnitee of the Indemnified Party became aware of the Third-Party Claim, [***] (“Notice of Third-Party Claim”). Such notice shall: (i) specify in reasonable detail the basis on which indemnification is being asserted; (ii) provide a reasonable estimate of the amount of the Losses asserted therein, to the extent possible; (iii) specify the provision or provisions of this Agreement under which such Losses are asserted; and (iv) include copies of all notices and documents (including court papers) served on or received by the Indemnified Party from such third party. The failure to timely notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure would not materially and adversely prejudice or otherwise preclude any defense available to the Indemnifying Party.

8.5.1

Conduct of the defense. The Indemnifying Party may elect to participate in the Third-Party Claim and to assume the defense of such Third-Party Claim, at the expense of the Indemnifying Party, by written notice to the Indemnified Party within [***] after the Indemnified Party has provided the Notice of Third-Party Claim.

(i)

Without prejudice to the right of the Indemnifying Party to assume the defense of the Third-Party Claim, the Indemnified Party will be required to take any measures required or advisable to prevent default or preserve defenses of the Third-Party Claim until the Indemnifying party elects to assume the defense or the relevant period elapses without a reply.

(ii)

Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third-Party Claim, shall consent to entry of any judgment or enter into any settlement that: (a) provides for injunctive or other non-monetary relief affecting the Indemnified Party; (b) provides for any obligation to perform any actions, such as enter into any agreement with Governmental Authorities (including termos de ajustamento de conduta); and/or (c) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third-Party Claim. Notwithstanding the foregoing, in the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more material defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such Third-Party Claim at the expense of the Indemnifying Party; provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

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(iii)

If the Indemnifying Party does not assume the defense of such Third-Party Claim in accordance with the preceding item, the Indemnified Party shall be required to assume and control such defense; provided that, in this case, the Indemnified Party shall have the right to settle such Third-Party Claim without the prior written consent of the Indemnifying Party provided that the settlement by the Indemnified Party shall: (a) not provide for injunctive or other non-monetary relief affecting the Indemnifying Party; (b) not provide for any obligation on the Indemnifying Party to perform any actions, such as enter into any agreement with Governmental Authorities (including termos de ajustamento de conduta); and/or (c) shall include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnifying Party of an irrevocable release from all liability with respect to such Third-Party Claim.

(iv)

The Party not conducting the defense may, at its own cost, expense and risk: (a) at any time to prevent default or protect its interests, file any pleadings or take any other action that the Party reasonably believes to be necessary or appropriate, and (b) participate in, but not control, any defense or settlement of any Third-Party Claim conducted by the other Party.

(v)

If the Seller has chosen to assume the defense of a Third-Party Claim, it shall: (a) directly choose and pay the attorneys and other advisors that will participate in the defense; (b) bear the defense costs (including court deposits and fees) directly or by reimbursing the relevant amounts to the Target Entities as a Loss; and (c) hold the Buyer Indemnified Parties harmless of any Loss in connection with such Third-Party Claim during its defense, including in case negative certificates (certidões negativas) or its equivalents (such as certidões positivas com efeitos de negativas) are not possible to be obtained by the Target Entities due to such Third-Party Claim.

8.5.2

Divided Claim. In case, after Closing, a Third-Party Claim that refers to a period initiating before Closing and ending after Closing (“Divided Claim”) is initiated against any Indemnified Party, the Party that has the largest financial exposure to eventual Loss arising from such Divided Claim (taking in consideration only the amounts requested by the plaintiff of the Divided Claim and not the likelihood of such Party actually incurring in such Loss) shall be considered as the Indemnified Party for purposes of the indemnification procedures set forth herein, having the right to conduct the defense of such Divided Claim as per Section 8.5.1.

8.5.3

Cooperation. In all cases, the Parties shall cooperate in the defense of any Third-Party Claim subject to this Article 8 and all books, records and documents of each shall be made available to the other with respect to such defense. The Party controlling the defense of such Third-Party Claim shall keep the other Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith any reasonable recommendations made by the non-controlling Party with respect thereto.

8.6	Indemnification Procedures for direct Claims

In the event that an Indemnified Party sustains any Losses not involving a Third-Party Claim that such Indemnified Party believes gives rise to a claim for indemnification hereunder, such Indemnified Party shall, if it intends to make a claim with respect thereto against an

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Indemnifying Party, deliver Notice of such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within [***] after its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party promptly after demand therefor or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date on which such amount (or such portion) is finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations, such dispute shall be resolved in accordance with Section 12.11.

8.7	Payment

8.7.1

Treatment of Indemnification Payments. The Parties agree that, to the fullest extent permitted under applicable Law, any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Final Purchase Price.

8.7.2

Adjustments. Notwithstanding the foregoing, any indemnity payment made by Seller to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnitees, on the other hand, pursuant to this Article 8 in respect of any claim shall be:

(i)	Reduced by an amount equal to:

(a)

Any proceeds available to the Indemnified Party from any third-party insurer or third-party contractual indemnification or contribution provisions in respect of such claim minus any out-of-pocket expenses (including premiums of insurances) and reasonable attorneys’ fees relating to the recovery of such proceeds; and

(b)

Any collaterals or judicial deposits made by the Seller and/or its Affiliates (including the Target Entities) in connection with the subject matter that originated the relevant Loss prior to the Closing Date.

(ii)

Made on an after-Tax basis and, accordingly, in determining the amount of any indemnification payment for a Loss incurred by an Indemnified Party hereunder, the amount of such indemnification payment shall be:

(a)	Increased to consider any net Tax cost actually incurred by the Person receiving the indemnity arising from the receipt of indemnity payments hereunder (grossed up for such increase); and

(b)

Calculated net of any Tax benefit actually realized by the Indemnified Party, to the extent such tax benefit is effectively utilized to reduce Taxes by the time that the indemnity for the Loss becomes payable.

(iii)

A Loss that is suffered by any of the Target Entities which indemnity is due by Seller under this Agreement shall be paid, at Seller’s criteria, to: (a) the Target Entity that suffered such Loss, in which case the Seller shall pay one hundred percent (100%) of the amount of such Loss, it being understood that any payment of an indemnity for a Loss that is subject to the Cap that is indemnified by Seller to the Company pursuant to this item (a) shall be registered on the Cap as if the Buyer had paid such indemnity to the Buyer

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pursuant to item (b); or (b) Buyer, in which case the Seller shall pay sixty-seven percent (67%) of the amount of such Loss. If the Seller is no longer a shareholder at the time of the payment of the indemnity, then the Seller shall be required to pay one hundred percent (100%) of the amount of such Loss even if it chooses to indemnify the Buyer directly.

8.7.3

Payment or Reimbursement. Provided the set forth in Section 8.5.1(v) above and without prejudice to the Basket, in the event an indemnification event under this Article 8 shall have been finally determined, the amount equivalent to the Indemnifiable Loss set forth in such final decision shall be paid to the Indemnified Party by the Indemnifying Party (or otherwise registered into the Basket, as applicable) [***]: (i) such final determination, or (ii) receipt of the notice delivered by the Indemnified Party to the Indemnifying Party of such final determination. For avoidance of doubt, a Claim shall be deemed to be finally determined when (“Final Determination”):

(a)

with respect to a Direct Claim, the date in which (I) the parties to such Direct Claim have so determined by mutual agreement, or (II) the time period for the Indemnifying Party to object thereto has expired without objection, or (III) if timely disputed, when a final arbitral award that is not susceptible to challenge at the seat of arbitration in respect thereof has been rendered or such Dispute is resolved amicably; or

(b)

with respect to Third-Party Claims the date of the receipt, by the Indemnifying Party, of a notice from the Indemnified Party informing upon a settlement or a final non-appealable Order or an Order that has not stayed pending appeal shall have been entered (decisão transitada em julgado), as applicable.

8.8	Right to Offset

After a Final Determination and without prejudice to the Indemnifying Party’s obligation to timely pay for Losses suffered by the Indemnified Party as per Section 8.7.3 above, the Indemnified Party shall have the right (but not the obligation) to discount and offset any amount corresponding to an indemnifiable Loss that has become due and payable under this Agreement against any amount owed by the Indemnified Party to the Indemnifying Party (except for the royalties under the Amended and Restated Franchise Agreements, which shall not be affected in any circumstance).

8.8.1	Offset by Buyer. If the offset is carried out by the Buyer as the Indemnified Party, then it shall provide prior notice to the Seller and observe the following order:

(i)	the Deferred Installment;

(ii)

dividends, interest on equity, capital reduction, capital withdraws (resgates) or other distributions from the Target Entities to the Seller, being the Buyer allowed to cause the Company to pay such distributions directly into Buyer’s bank account on behalf of the Seller up to the limit of the Losses that were not indemnified by Seller (it being understood that the Buyer will not be deemed to be required to approve an intermediary or extraordinary distribution of dividends before the holding of the annual shareholders meeting – assembleia geral ordinária – to be able to proceed with the offset under the next items of this Section);

(iii)	Supervening Assets not yet delivered to the Seller; and

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(iv)	the purchase price of the Exit Options (as defined in the Shareholders Agreement).

For the avoidance of doubt, in no event will the Buyer (and/or its Indemnified Parties) be entitled to offset against royalties under the Amended and Restated Franchise Agreements.

8.8.2

No limitation of liability. If the offsets authorized under Section 8.8 are not sufficient to pay the corresponding indemnifiable Losses under this Agreement, such amounts shall continue to be due to the Seller or Buyer, as the case may be, and the Party that has failed to timely pay any indemnification as per Section 8.7.3 above shall be deemed in default of this Agreement.

8.8.3

Default Call Option. If a Indemnifying Party a defaults the payment of an indemnity under the terms of this Agreement and there are no available amounts for the offset provided in Section 8.8.1 (for more than twelve (12)-months from the expiration of the due date for payment set out in Section 8.7.3), then the Indemnified Party shall have the right to exercise the Default Call Option within the terms and conditions set out in Section 11.5 to the Shareholders’ Agreement.

9	Supervening Assets

9.1	Supervening Assets

The Parties acknowledge and agree that, as part of the Transaction contemplated by this Agreement, the Seller shall be fully entitled to the economic benefit effectively obtained by the Target Entities or by the Buyer, as a shareholder of the Company (and indirectly, a shareholder of the Target Entities), arising from any of the Supervening Assets.

9.2	Materialization of supervening assets; conduct of claims

The Seller shall have the right to commence (or cause any of the Target Entities to commence), before and after the Closing Date, any Litigation that may be necessary or convenient for the materialization of a Supervening Asset related to: (a) the CIDE Litigation or PERSE Litigation; or (b) Tax Refunds that: (I) refer solely to tax triggering events occurred up to the Closing Date; and (II) could not be reasonably expected to cause an adverse effect on the Target Entities (understood as an adverse change in the practices or taxation applicable to the Target Entities), at the opinion of a neutral counsel chosen by consensus among Buyer and Seller. Any other Litigation related to Supervening Assets may only be commenced before or after the Closing Date with Buyer’s written consent (which shall not be unreasonably conditioned, withheld or delayed). Any Litigation filed by or against a Target Entity for the collection of a Supervening Asset shall be conducted by the Seller and be subject to the proceeding for Third-Party Claims in which the Seller is the Indemnifying Party.

9.3	Cooperation

The Parties and the Target Entities shall cooperate with each other in the collection and conduct of any Litigation for collection of Supervening Assets, including by means of the granting of proxies, disclosure of documents and information, allowing Representatives of the Seller to review and audit books and records, attending court hearings, testimony and/or providing Consent thereto. With regard to the Supervening Assets represented by Tax credits, the Buyer undertakes to cause the management of the Target Entities to take all measures necessary or advisable to the effective use of such credits promptly after they become available, subject to the applicable Law. Buyer shall not be liable towards Sellers in

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case the Target Entities fails to use Tax credits to the maximum extent Seller believe it is allowed, provided that Buyer has adopted reasonable measures to cause the Target Entities to use such credits in strict compliance with the applicable Law. If such credits are not used by the Target Entities within twelve (12) months from the date they became available, then, to the extent allowed under the Law, the Seller shall have the option to have such Tax credits assigned to it or negotiate them in the secondary market. Without limiting the foregoing and Section 9.3, the Buyer and the Target Entities shall reasonably cooperate with Seller and its Representatives in the review and management of the Supervening Assets and shall promptly provide Seller and its Representatives:

(i)

supporting documentation reasonably requested by Seller in connection with Seller’s review of the information required for the identification, assessment, determination and collection of Supervening Assets; and

(ii)

access to each Target Entities’ books and records, Tax Returns, financial records, work papers, schedules, memoranda and supporting documents and calculations, access to employees and Representatives and (subject to the execution and delivery by Seller of customary accountant access letters) accountants’ work papers, schedules, memoranda and other documents; provided that such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the business of the Target Entities.

9.4	Calculation of Supervening Assets

The Buyer and the Target Entities, as applicable, shall provide to Seller, within [***] after the respective request by Seller, all documents and information available (regardless of the classification as Confidential Information) related to the Supervening Assets, including documents and information reasonably required for the identification, determination, calculation and collection of Supervening Assets pursuant to Section 9.3 (in particular, its second paragraph). The foregoing deadline may be extended upon a justified request from the Target Entities or Buyer, as applicable for a reasonable period no to exceed [***].

9.5	Cost of collection; Losses

The Seller shall bear the cost and expenses of collection of the Supervening Assets and any Losses suffered by the Target Entities that an unfavorable decision in a Litigation may cause, subject to Section 8.3.2. In this sense, Sellers shall be liable to hold the Target Entities harmless and reimburse them from all Losses incurred by a Buyer Indemnitee arising from to the collection of Supervening Assets (or any Losses suffered by the Target Entities that an unfavorable decision in a Litigation for collection of a Supervening Asset may cause) pursuant to the terms of this Agreement and/or conduct of a Litigation therefor. The Buyer and/or the Target Entities shall not incur any disbursement, pay any amount or suffer any Losses in connection with the collection procedures of any Supervening Assets (except for those payments which are legally required to be made by the Target Entities)

9.6	Payment

Any Supervening Asset shall be paid to the Seller within: [***].

9.6.1	Form of payment. [***].

9.6.2

Adjustments. The Supervening Assets shall be paid net of any (i) Losses, costs, fees and expenses (to the extent not advanced or borne by the Seller pursuant to Section 9.5) incurred by the Target Entities in the collection of the Supervening

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Assets; and (ii) all Taxes accruing in the assessment (apuração), acknowledgement (reconhecimento), withholding (retenção) and/or collection of a Supervening Asset (to the extent such costs and expenses are borne directly by the Target Entities). In case any Target Entity has disbursed any amount related to Supervening Assets that was not previously advanced by Seller, such amount shall be adjusted by CDI as from the disbursement date before being discounted from the amount of Supervening Assets that will be remitted to Seller.

10	Other covenants

10.1	Non-Solicitation

10.1.1

Seller´s undertaking. For the period between the date hereof and the date that is twelve (12) months counted from the termination of this Agreement (if applicable), without the prior written consent of Buyer, neither Seller nor any of its respective Affiliates shall, within the Brazilian territory, (i) solicit, hire or retain, directly or indirectly, as an employee, independent contractor or consultant any officer, director or employee of the Target Entities, Buyer or their respective Affiliates, or (ii) induce or attempt to induce any such person to terminate his or her employment or other relationship by resignation, retirement or otherwise; provided, that the foregoing shall not restrict general solicitations of employment through advertisements or other means (including LinkedIn) that are not directed specifically at such persons.

10.1.2

Buyer´s undertaking. For the period between the date hereof and the date that is twelve (12) months counted from the termination of this Agreement (if applicable), without the prior written consent of the Seller, neither Buyer nor any of its respective Affiliates shall (i) solicit, hire or retain, directly or indirectly, as an employee, independent contractor or consultant any officer, director or employee of Seller or its Affiliates, or (ii) induce or attempt to induce any such person to terminate his or her employment or other relationship by resignation, retirement or otherwise; provided, that the foregoing shall not restrict general solicitations of employment through advertisements or other means (including LinkedIn) that are not directed specifically at such persons.

10.2	Confidentiality

10.2.1	Confidentiality undertaking.

(i)

From the Execution Date until the fifth - 5th - anniversary of the Closing Date (or termination date of this Agreement, as the case may be) the Parties hereby agree to maintain, and to procure that it is maintained by their Representatives, in absolute confidentiality, as well as not to disclose to Third Parties, under any circumstance, any Transaction Confidential Information;

(ii)

From the Execution Date until the Closing Date (or the fifth – 5th – anniversary of the termination date of this Agreement, if the Closing is not consummated) Buyer agrees to maintain, and to procure that it is maintained by its Representatives, in absolute confidentiality, as well as not to disclose to Third Parties, under any circumstance, any and all Target Entities’ Confidential Information;

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(iii)

From the Execution Date until the termination date of this Agreement (or the fifth - 5th - anniversary of the Closing Date, if the Closing is consummated), Seller hereby agrees to maintain, and to procure that it is maintained by its Representatives, in absolute confidentiality, as well as not to disclose to Third Parties, under any circumstance, any and all Target Entities’ Confidential Information.

10.2.2	Exceptions. Notwithstanding the foregoing, nothing in this Agreement shall prohibit disclosure or use of any non-public information if and to the extent:

(i)	The disclosure is permitted under this Agreement or the Shareholders’ Agreement (in particular in the event of an IPO of the Target Entities);

(ii)

The disclosure is required by applicable Law or by the rules and regulations of any securities exchange or national market system upon which the securities of Seller, Vinci or Affiliates thereof are listed, in which case the Seller or its Affiliates shall use its commercially reasonable efforts to provide the Buyer with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication;

(iii)

The disclosure or use is required by judicial or administrative process or by other requirements of applicable Law or the rules of any Governmental Authority or is requested by a Governmental Authority having regulatory oversight over such Person (including, for the avoidance of doubt, as a result of a regulatory audit or requests or requirements from a bank examiner, regulatory authority or self-regulatory authority in the ordinary course of broad based examination or inspection not specific to the transaction contemplated by this Agreement);

(iv)

The disclosure or use is required or is deemed reasonably required for the purpose of any potential or actual judicial or arbitration proceedings, including any such proceedings arising out of this Agreement;

(v)	Such information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence by the Party seeking to disclose such information); or

(vi)	The other Party has given prior written approval to the disclosure or use.

10.2.3

Compelled disclosures. If any Person restricted by this Section 10.2 is required by Law to disclose any Confidential Information (a “Compelled Party”), then such Person shall, to the extent permitted by Law, provide the Party owning the relevant Confidential Information with prompt written notice of such requirement so that such Party or any Target Entity may seek (at the Compelled Party´s sole expense) an appropriate protective order or other remedy protecting the Confidential Information from such disclosure.

(i)

Notwithstanding anything herein to the contrary, if, failing the entry of a protective order or obtainment of such other remedy, such Compelled Party is advised by its counsel that such Compelled Party is compelled to disclose Confidential Information, such Compelled Party may disclose that portion of the Confidential Information that its counsel advises that such Compelled Party is strictly compelled to disclose.

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(ii)

In no event shall either of the Parties oppose Litigation to obtain an appropriate protective order or other remedy or reliable assurance that confidential treatment will be accorded to the Confidential Information.

10.3	Post Closing Tax Benefits

Any and all Tax benefits, Tax refunds or any other amounts, including any PERSE Benefit, which have a tax triggering event (fato gerador) after the Closing Date, shall revert to the sole benefit of Target Entities, and shall not be considered as Supervening Assets.

11	Termination

11.1	Termination events

This Agreement may be terminated at any time prior to the Closing Date:

(i)	By the mutual written agreement of the Buyer and the Seller;

(ii)

By either the Buyer, or the Seller, if any Governmental Authority or Governmental Officer shall have issued an Order or taken any other action (which Order or other action, the Parties shall use their reasonable best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions, and such Order or other action shall have become final and non-appealable;

(iii)

By the Buyer if the Closing shall not have occurred on or prior to six (6) months after of the date hereof (the “Outside Date”); provided that the right to terminate this Agreement shall not be available to the Buyer if its breach of any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date;

(iv)

By the Seller if the Closing shall not have occurred on or prior to the Outside Date; provided that the right to terminate this Agreement shall not be available to the Seller if Seller’s breach of any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date;

(v)

By the Seller or the Buyer, if a petition or application has been filed or Litigation commenced by or against the Buyer or the Seller, any of the Target Entities under any Law relating to bankruptcy, dissolution, liquidation, judicial or extrajudicial reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights;

(vi)

By the Seller if any act, omission, occurrence, condition, fact or event has occurred (including any breach or violation by the Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement), that could reasonably be expected to give rise to the failure of a condition for the benefit of the Seller set forth in Article 5, and in the case of a breach or violation, that cannot be or has not been cured within thirty (30) days after the giving of notice by the Seller to the Buyer specifying such breach or violation; or

(vii)

By the Buyer if any act, omission, occurrence, condition, fact or event has occurred (including any breach or violation by the Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement), that could reasonably be expected to give rise to the failure of a condition for the benefit of the Buyer set forth in Article 5, and in the case of a breach or violation, that cannot be or has not been cured within thirty (30) days after the giving of notice by the Buyer to the Seller specifying such breach or violation.

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11.2	Effect of Termination

If this Agreement has been terminated by the Buyer or the Seller pursuant to Section 11.1, this Agreement shall forthwith terminate and have no further force and effect, provided that:

(i)

the covenants and agreements set forth in Sections 4.3 (Publicity), 6.9 (Failure to Consummate the Closing), the enforcement of a breach of Section 6.10, 11 (Termination) and 12 (Miscellaneous) shall survive such termination indefinitely;

(ii)	the covenants and agreements set forth in Sections 10.1 (Non-Solicitation) and 10.2 (Confidentiality) shall survive for two (2) years following the termination of this Agreement;

(iii)

nothing in this Section 11.2 shall be deemed to release any Party from any Liability for any breach or violation by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement; and

(iv)

all filings, applications and other submissions made to any third party or Governmental Authority in connection with the Transaction shall, to the extent practicable, be withdrawn from the third party or Governmental Authority to which they were made.

12	Miscellaneous

12.1	Notices

Any Notice shall be made in English and delivered by hand, e-mail (with confirmation of receipt) or by courier using an internationally recognized courier company at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1).

12.1.1	Notice to Seller. A Notice to Seller shall be sent at the following address:

BLOOM GROUP HOLDINGS, B.V.

2202 North West Shore Boulevard, Suite 500

Tampa, Florida 33607

E-mail: [***]

Attn:    [***]

With a copy (which shall not constitute notice) to:

Lefosse Advogados

1,227 Rua Tabapuã, 14th floor

01451-011 | São Paulo, SP, Brazil

E-mail: [***]

Attn:    [***]

12.1.2	Notice to Buyer. A Notice to Buyer shall be sent at the following address:

Osaka Participações Societárias S.A.

[***]

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12.1.3	Notice to the Target Entities. A Notice to Target Entities shall be sent at:

(i)	The address and to the addressees of the Seller until the Closing Date;

(ii)	The address and to the addressees of the Buyer from the Closing Date thereafter.

12.1.4	Language. The aforesaid communications shall be made in English, provided that ancillary documents may be presented in Portuguese without the need for a translation.

12.1.5

Delivery. Communications shall be deemed to have been given: (i) when delivered by hand, with written confirmation of receipt, (ii) when received by the addressee if sent by an internationally recognized overnight courier, receipt requested, (iii) on the date sent by e-mail (including an e-mail of a PDF document), with confirmation of transmission.

12.1.6

Changes. Any Party may from time to time change its address, e-mail or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties. Until any such change is communicated to the other Parties any notice delivered to the then prevailing addresses shall be considered duly served.

12.2	Fees and Expenses

Except as otherwise provided herein, Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, and auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.

12.3	Entire Agreement

This Agreement, including the Schedules and Ancillary Agreements hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties and their respective Affiliates and Representatives with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and any Ancillary Agreement, this Agreement shall prevail.

12.4	Binding Effect; No Third-Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns except that Article 8 shall be for the benefit of, and enforceable by, Buyer Indemnitees and Seller Indemnitees.

12.5	Good faith; Nullity

This Agreement was drafted in accordance with the principles of good faith and probity, without any defect in the consent of either Party. The Parties represent, for all legal purposes and effects that: (i) the benefits, obligations and risks assumed herein are within their economic and financial conditions; (ii) this Agreement reflects all provisions agreed among the parties, regardless of the attorney-in-fact that wrote this Agreement; (iii) they had prior knowledge of the content of this instrument and understood perfectly all the obligations and risks contained therein. The Parties hereby undertake to comply and enforce in full all

Execution Version

provisions contained herein, for which they acknowledge and affirm that any measure taken in violation of such provisions or representing a violation of the obligations assumed by the Parties under the terms of this Agreement is null and void before the Target Entities and any third party.

12.6	Assignment

This Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Parties. [***].

12.7	Severability

If any provision of this Agreement, including any phrase, sentence, clause, Article, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

12.8	Amendment; Waivers

No amendment, modification or discharge of this Agreement and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

12.9	Equitable remedies

Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement or any Ancillary Agreement is not performed in accordance with its specific terms or is otherwise breached or violated. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breach or violations of the provisions of this Agreement or any Ancillary Agreement, and to enforce specifically this Agreement and any Ancillary Agreement and the terms and provisions hereof and thereof, in any Litigation instituted in any court having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto. This remedy shall not be deemed as an exclusive remedy for any breach or violation of the provisions of this Agreement but rather an additional available remedy. This Agreement is executed by two witnesses and creates an extrajudicial enforcement instrument, under the terms of Article 784, II of the Brazilian Code of Civil Procedure and the obligations contained herein are subject to specific performance pursuant to the civil procedure legislation currently in force.

Execution Version

12.10	Governing law

This Agreement shall be construed, interpreted, enforced and governed by and under the laws of Federative Republic of Brazil.

12.11	Dispute Resolution

Any dispute, controversy or claim arising out of or related to this Agreement, including any question as to the breach or violation, termination, existence, validity, enforcement or interpretation thereof, among the Parties, as well as their successors at any account, shall be resolved by final and binding arbitration administered by the Arbitration Chamber accordance with Law No. 9,307/96 and the Rules of Arbitration, except as modified herein.

12.11.1	Seat. The seat of arbitration shall be the city of São Paulo, State of São Paulo, Brazil.

12.11.2	Language. The arbitration shall be conducted in the English language, provided that evidence may be produced in Portuguese without the need for translation.

12.11.3

Arbitrators. The arbitration shall be conducted by three (3) arbitrators (the “Arbitral Tribunal”), of whom the claimant(s) (acting collectively) shall nominate one and the respondent(s) shall nominate another, in the manner provided by the Rules. The two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the Chairperson of the tribunal, within the term provided by the Arbitration Chamber.

(i)

Any arbitrator not timely nominated hereunder shall, upon the written request of a Party, be appointed by the Arbitration Chamber. In case of an arbitration involving three (3) or more parties that are not grouped as claimants and respondents, the parties to the arbitration, in agreement, shall appoint two arbitrators within fifteen (15) days after receipt of the last notice by the Arbitration Chamber in this sense.

(ii)

The third arbitrator, who shall act as the Chairman of the arbitral tribunal, shall be appointed by the Party-appointed arbitrators within fifteen (15) days after the confirmation of the last arbitrator or, if that is not possible by any reason, by the Arbitration Chamber, in accordance with the Rules of Arbitration.

(iii)	If the parties to the arbitration fail to appoint the arbitrators, all members of the arbitral tribunal shall be appointed by the Arbitration Chamber, in accordance with the Rules of Arbitration.

12.11.4

Confidentiality. Any arbitration hereunder shall be confidential, and the Parties shall not, and shall cause their Representatives not to, disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration (together, “Confidential Arbitration Information”), except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right; provided that a Party shall request, to the fullest extent permitted by law, that any Confidential Arbitration Information which may be required to be disclosed to a court, tribunal or any Governmental Authority be considered confidential business information which should be kept under seal and outside the public domain.

Execution Version

12.11.5

Venue. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue, before the constitution of the Arbitral Tribunal, a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award under this Section 12.11 or the final written determination of the Appointed Expert, as referenced in Section 3.2.2. In any such action, each of the Parties irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Courts of São Paulo, State of São Paulo, Brazil; (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any São Paulo Court. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in Brazil for any purpose except as permitted herein, or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement.

12.11.6

Service of process. For the purposes of service of process in the arbitration, the Parties consent to the manner provided for notices in Section 12.1 or in any other manner permitted by applicable Law. By consenting to service of process in the arbitration as provided in the preceding sentence, each Party waives, to the fullest extent it may do so under applicable Law, any right, including a personal right it may have to service of process in the manner provided by an international convention or treaty, including the Inter-American Convention on Letters Rogatory (and Additional Protocol) or the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters and consents and agrees that it may be effectively served with process via personal delivery of a copy of the summons and complaint as provided in Section 12.1; provided that without prejudice to the preceding sentences, service of process may also be effected in any other manner that satisfies the legal requirements for service of process in the country where a Party is incorporated, or country where a Party’s headquarters, officers or directors are located. Nothing in this Section 12.11 shall affect the right of any Party to serve process in any other manner permitted by Law.

12.11.7

Temporary or preliminary relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to modify or vacate any temporary or preliminary relief issued by such court, to direct the parties to file with such court any documentation which may be necessary under applicable Law for such court to enforce such decision to modify or vacate any temporary or preliminary measure, and to award damages for the failure of any Party to respect the arbitral tribunal’s Orders to that effect.

12.11.8

Expenses. The expenses of the arbitral proceedings, including, but not limited to, the administrative costs of the Arbitration Chamber, arbitrator’s fees and independent expert’s fees, when applicable, shall be borne by each Party to the arbitration in accordance with the Rules of Arbitration. Upon issuance of the arbitral award, the arbitral tribunal may determine that the prevailing Party be reimbursed by the non-prevailing Party for these expenses proportionally, as well as attorney’s fees.

Execution Version

12.11.9

Consolidation of proceedings. The arbitral tribunal may consolidate simultaneous arbitral proceedings grounded on this or any other instrument entered into by the Parties, if (i) such proceedings are related to the same legal relation; (ii) the arbitration agreements are compatible; and (iii) consolidation would not cause harm to any of the parties to the arbitration. The jurisdiction to consolidate shall be incumbent upon the first arbitral tribunal constituted, and its decision shall be final and binding upon the parties to all arbitral proceedings.

12.11.10	Binding effect. The award of the tribunal shall be final and binding on the parties thereto and may be enforced in any court of competent jurisdiction.

12.12	Digital Signature

The Parties and the Target Entities agree that this Agreement was executed electronically without the electronic certificates issued by ICP-Brasil, as permitted under article 10, paragraph 2 of Provisory Measure 2,200-2 and article 784, paragraph 4 of Brazilian Code of Civil Procedure. For the avoidance of doubt, the Parties and the Target Entities agree that this Agreement shall be presumed to be authentic and true, consenting, authorizing, accepting and recognizing as valid any form of proof of authorship of the signatories to the Agreement by means of their respective electronic signatures in this Agreement, even if not by means of electronic certificates issued by ICP-Brasil, as permitted under article 10, paragraph 2, of Provisional Measure 2,220-2, being certain that any electronic record will be sufficient for the veracity, authenticity, integrity, validity and effectiveness of this Agreement and its terms, as well as the respective commitment by the Parties and the Target Entities to its terms.

IN WITNESS WHEREOF, the Parties and the Target Entities have duly executed this Agreement electronically, in the presence of the two (2) undersigned witnesses.

[Signature pages to follow]

(Signature page (1 of 6) of the Quota Purchase Agreement and Other Covenants, entered into by and among, on one side, Osaka Participações Societárias S.A. and, on the other side, Bloom Group Holding, B.V. and, as assenting parties, Bloom Participações Ltda. and Outback Steakhouse Restaurantes Brasil S.A., on November 6th, 2024.)

/s/ Gabriel Felzenszwalb /s/ Carlos Eduardo Martins e Silva
OSAKA PARTICIPAÇÕES SOCIETÁRIAS S.A.
p. Gabriel Felzenszwalb and Carlos Eduardo Martins e Silva
Officers

Execution Version

(Signature page (2 of 6) of the Quota Purchase Agreement and Other Covenants, entered into by and among, on one side, Osaka Participações Societárias S.A. and, on the other side, Bloom Group Holding, B.V. and, as assenting parties, Bloom Participações Ltda. and Outback Steakhouse Restaurantes Brasil S.A., on November 6th, 2024.)

/s/ Kelly Marie Lefferts
BLOOM GROUP HOLDINGS, B.V.
p. Kelly Marie Lefferts
Officer

Execution Version

(Signature page (3 of 6) of the Quota Purchase Agreement and Other Covenants, entered into by and among, on one side, Osaka Participações Societárias S.A. and, on the other side, Bloom Group Holding, B.V. and, as assenting parties, Bloom Participações Ltda. and Outback Steakhouse Restaurantes Brasil S.A., on November 6th, 2024.)

/s/ Mauro Guardabassi Martins
BLOOM PARTICIPAÇÕES LTDA.
p. Mauro Guardabassi Martins
Officer

Execution Version

(Signature page (4 of 6) of the Quota Purchase Agreement and Other Covenants, entered into by and among, on one side, Osaka Participações Societárias S.A. and, on the other side, Bloom Group Holding, B.V. and, as assenting parties, Bloom Participações Ltda. and Outback Steakhouse Restaurantes Brasil S.A., on November 6th, 2024.)

/s/ Mauro Guardabassi Martins /s/ Mauricio Damasceno Garcia
OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.
p. Mauro Guardabassi Martins and Mauricio Damasceno Garcia
Officers

Execution Version

(Signature page (5 of 6) of the Quota Purchase Agreement and Other Covenants, entered into by and among, on one side, Osaka Participações Societárias S.A. and, on the other side, Bloom Group Holding, B.V. and, as assenting parties, Bloom Participações Ltda. and Outback Steakhouse Restaurantes Brasil S.A., on November 6th, 2024.)

Witness:

/s/ Daniele Dantas de Farias
Name: Daniele Dantas de Farias
Taxpayers’ ID: [***]

Execution Version

(Signature page (6 of 6) of the Quota Purchase Agreement and Other Covenants, entered into by and among, on one side, Osaka Participações Societárias S.A. and, on the other side, Bloom Group Holding, B.V. and, as assenting parties, Bloom Participações Ltda. and Outback Steakhouse Restaurantes Brasil S.A., on November 6th, 2024.)

Witness:

/s/ Thiago Messina Coimbra
Name: Thiago Messina Coimbra
Taxpayers’ ID: [***]

Exhibits

Exhibit 1.1	Definitions
Exhibit 3.1.2	Estimated Closing Statement
Exhibit 3.2	Form of Proposed Closing Statement
Exhibit 4.2	Interim Operations
Exhibit 5.2.3	Affiliate Transactions
Exhibit 5.2.4	Consents
Exhibit 6.5.2	Shareholders Agreement
Exhibit 6.5.4	Amended and Restated Franchise Agreements

Disclosure Schedules